EXHIBIT 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND AMONG

DRESSER, INC.

DEG ITALIA S.p.A.

AND

NUOVO PIGNONE S.p.A.

DATED AS OF MAY 21, 2004

4.18	Insurance	34
4.19	Permits	35
4.20	Inventory; Condition of Assets	35
4.21	Transactions with Affiliates	35
4.22	Certain Fees	35
4.23	Product Liability	35
4.24	Suppliers and Customers	35
4.25	Accuracy as of the Closing Date	35
4.26	Effect of Closing	36
4.27	Seller Individuals with Knowledge	36
4.28	No Other Representations or Warranties	36

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER AND DRESSER	36
5.1	Organization and Capitalization	36
5.2	Authorization	37
5.3	Consents and Approvals; No Violations	37
5.4	Litigation	37
5.5	Certain Fees	37
5.6	Financial Capability	37
5.7	Dresser and Buyer Qualifications	38
5.8	Independent Review	38
5.9	SEC Reports	38

ARTICLE VI	PRE-CLOSING COVENANTS OF THE PARTIES	39
6.1	Conduct of the Business	39
6.2	Access to Information	40
6.3	Consents	41
6.4	Further Assurances	41
6.5	Exclusive Dealing	42
6.6	Pre-Closing Financial Statements	42

ARTICLE VII	POST-CLOSING COVENANTS OF THE PARTIES	43
7.1	Employees; Employee Benefits	43
7.2	Tax Matters	44
7.3	Non-Competition	44
7.4	Preservation of Records	45
7.5	Cooperation for Transition	46
7.6	Cessation of Use of Excluded Marks	46
7.7	Further Assurances – Post Closing	46
7.8	Guarantees	47
7.9	Insurance	47
7.10	Receivables	47

ARTICLE VIII	OTHER AGREEMENTS	47
8.1	Public Announcements	47
8.2	Prior Knowledge	47

8.3	No Solicitation	48

ARTICLE IX	CONDITIONS TO OBLIGATIONS OF THE PARTIES	48
9.1	Conditions to Each Party’s Obligations	48
9.2	Conditions to Obligations of Seller	49
9.3	Conditions to Obligations of Buyer	49

ARTICLE X	TERMINATION	50
10.1	Termination	50
10.2	Procedure and Effect of Termination	50

ARTICLE XI	INDEMNIFICATION	51
11.1	Indemnification Obligations of Seller	51
11.2	Indemnification Obligations of Dresser and Buyer	51
11.3	Indemnification Procedure	52
11.4	Survival	53
11.5	Liability Limits	54
11.6	Reasonable Steps to Mitigate	55
11.7	Exclusive Remedies Following the Closing Date	55
11.8	Environmental Remedies	55

ARTICLE XII	MISCELLANEOUS	56
12.1	Fees and Expenses	56
12.2	Notices	56
12.3	Severability	58
12.4	Binding Effect; Assignment	58
12.5	No Third Party Beneficiaries	58
12.6	Entire Agreement	58
12.7	Governing Law	58
12.8	Specific Performance	59
12.9	Counterparts	59
12.10	Amendment; Modification	59
12.11	Disclosure Schedules	59
12.12	Dispute Resolution	59

Schedules
Schedule 1.1(a)	Accounting Principles
Schedule 1.11(c)	Employees
Schedule 1.1(d)(i)	Knowledge of Buyer
Schedule 1.1(d)(ii)	Knowledge of Seller
Schedule 1.1(e)	Gas Meters
Schedule 1.1(f)	Material Contracts
Schedule 1.1(g)	Net Working Capital Calculation
Schedule 2.2(a)	Owned Real Property
Schedule 2.2(b)	Leased Real Property
Schedule 2.2(d)	Business IP
Schedule 2.2(h)	Prepaid Expenses

Schedule 2.2(i)	Permits
Schedule 2.3(n)	Excluded Receivables
Schedule 2.5(f)	Excluded Claims
Schedule 2.11(m)	Accounts Receivable
Schedule 4.4	Consents
Schedule 4.5(a)	Title Exceptions
Schedule 4.5(b)	Excluded Services
Schedule 4.6	Affiliated Receivables
Schedule 4.9	Intellectual Property
Schedule 4.10	Financial Statements
Schedule 4.11	Litigation
Schedule 4.12	Exceptions to Compliance with Applicable Law
Schedule 4.13(a)	Material Contract Defaults
Schedule 4.13(b)	Certain Material Contracts
Schedule 4.14	Pre-Transfer Employee Benefit Plans
Schedule 4.15(a)	Collective Bargaining Agreements
Schedule 4.15(f)	Agency Agreements
Schedule 4.17	Environmental Exceptions
Schedule 4.17(d)	Asbestos or Asbestos-Containing Products
Schedule 4.18	Insurance
Schedule 4.19	Permit Exceptions
Schedule 4.21	Transactions with Affiliates
Schedule 4.23	Product Liability Claims
Schedule 6.6	Scope of S-X
Schedule 7.3(c)	Reciprocating Compressors not to be Sold by Seller for Restricted Use
Schedule 7.8	Guarantees
Schedule 9.1(b)	Competition Laws Consents

Exhibits
Exhibit A	Form of Lease Agreement
Exhibit B	Form of Manufacturing License Agreement
Exhibit C	Form of Trademark License Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Assumption Agreement
Exhibit F	Form of Preferential Supply Agreement
Exhibit G	Form of Cubo Gas Supply Agreement
Exhibit H	Form of Support Agreement
Exhibit I	Form of EHS Agreement
Exhibit J	Form of LD Side Letter

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated May 21, 2004 (this “Agreement”), is made and entered into by and between Nuovo Pignone S.p.A., a società per azioni organized and existing under the laws of Italy (“Seller”), Dresser, Inc., a Delaware corporation (“Dresser”), and DEG Italia S.p.A., a società per azioni organized and existing under the laws of Italy (“Buyer”). Seller, Dresser and Buyer are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller is engaged, inter alia, in the Business and desires to contribute to Buyer, and Buyer desires to accept as a contribution from Seller, upon the terms and conditions set forth in this Agreement, the Business;

WHEREAS, on the Closing Date Seller will, by way of contribution in kind, transfer all of its right, title and interest in and to the Business to Buyer;

WHEREAS, in exchange for the Business, Seller shall be entitled to 50,000 ordinary shares, par value €150 per share, of Buyer (the “Shares”);

WHEREAS, the purchase and sale of the Business (the “Acquisition”) shall be consummated through the purchase by Dresser’s Affiliated designee of the Shares;

WHEREAS, at the request of Seller, the Tribunal of Florence appointed an independent appraiser pursuant to Article 2343 of the Italian Civil Code to prepare the Appraisal for the purpose of the transfer of the Business by way of capital contribution;

WHEREAS, Buyer and Dresser have conducted, directly and through auditors and advisors of its choosing, certain due diligence investigations of the Business;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms, as used in this Agreement, have the following meanings:

“Accounting Principles” means the accounting principles and policies set forth in Schedule 1.1(a) used to prepare the Financial Statements and to be used to prepare the Closing Working Capital and Closing Statement pursuant to Sections 3.2(a) and 3.2(b), applied on a consistent basis.

“Acquired Business” has the meaning set forth in Section 7.3(b).

“Acquired Company” has the meaning set forth in Section 7.3(b).

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any action, claim, arbitration, proceeding, review, audit, hearing, investigation, litigation or suit, regardless of whether civil, criminal, administrative, investigative or informal.

“Additional 8-K Information” has the meaning set forth in Section 6.2(a).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, Buyer shall not be deemed an Affiliate of Seller prior to, or after, the Closing.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Seller Ancillary Documents and the Buyer Ancillary Documents.

“Appraisal” means the appraisal, substantially in the form delivered to Buyer on or about May 12, 2004, of the Business prepared by the expert appointed by the Court of Florence pursuant to Article 2343 of the Italian Civil Code together with any supplements.

“Assigned Contracts” has the meaning set forth in Section 2.2(f).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Assumption Agreement” means the Assumption Agreement, substantially in the form of Exhibit E, to be executed by authorized representatives of Dresser and Buyer, on a joint and several basis, for the benefit of Seller and its Affiliates, assuming the obligations that Buyer is to assume, under the terms of this Agreement following the Closing, including those set forth in Sections 7.1, 11.2, 11.6 and 11.7.

“Books and Records” has the meaning set forth in Section 2.2(g).

“Business” means, anything in the Transfer Deed to the contrary notwithstanding, the business of Seller comprising the assets, properties, contracts, rights, liabilities and obligations of the gasoline, liquefied petroleum gas (LPG) and compressed natural gas (CNG) fuel distribution dispensers and systems and the gas meters identified in Schedule 1.1(e), and the related after- market field and product services, all as owned and conducted by Seller as of the date hereof and as (if at all) more fully described in the Appraisal; provided, that the Business shall not include the Excluded Assets or the Excluded Liabilities.

“Business Day” means any day except Saturday, Sunday or any day on which banks are not open for business in the City of New York, New York or Florence, Italy.

“Business IP” means Intellectual Property (including Licensed-Out Business IP and Licensed-In Business IP) used primarily in or necessary for the operation of the Business as conducted as of the date hereof and the Closing Date; provided, however, that for purposes of clarification, the Business IP excludes the Excluded Marks (but not the right to use such Excluded Marks under the Trademark License Agreement).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Document” means any deed, public instrument, certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Buyer or any Affiliate of Buyer in connection with the Acquisition.

“Buyer Indemnified Parties” means Buyer and its Affiliates, each of their respective officers, directors, employees, agents (mandatari) and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Capital Markets Activity” means any activity undertaken in connection with efforts by any Person to raise for or on behalf of any Person capital from any public or private source.

“Claims” has the meaning set forth in Section 12.12(a).

“Closing” has the meaning set forth in Section 2.10.

“Closing Date” has the meaning set forth in Section 2.10.

“Closing Statement” has the meaning set forth in Section 3.2(b).

“Closing Working Capital” has the meaning set forth in Section 3.2(a)

“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties at the time of entering into this Agreement and which do not require the performing Party to expend material funds or incur material obligations other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

“Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the Italian Antitrust Law and European Union Council Regulation (EC) No. 4064/89 of December 21, 1989 on the control of concentrations between undertakings, as amended by the European Council Regulation (EC) No. 1310/97 of June 30, 1997, and any other similar Laws.

“Confidentiality Agreement” means that certain confidentiality agreement by and between GE and First Reserve Fund IX, L.P., dated July 2, 2002.

“Consents” has the meaning set forth in Section 4.4.

“Contracts” means written or oral contracts, agreements, options, leases, licenses, sales and purchase orders, warranties, commitments, service and maintenance contracts, and other similar instruments.

“Contribution in Kind” has the meaning set forth in Section 2.2.

“Control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” mean (i) any copyright in any original works of authorship as set forth in Italian Law No. 633 of April 22, 1941, as amended and integrated, (ii) any corresponding foreign copyrights under the Laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof and (iii) moral rights under the Laws of any jurisdiction, whether registered or unregistered, including any applications for registration thereof.

“Covered Business” has the meaning set forth in Section 7.3(a).

“Cubo Gas Assembly IP” means the know-how, design, books, records, files, documents, data, manufacturing, sourcing, Intellectual Property, technology and any and all rights necessary for the assembly and packaging of Cubo Gas Systems, but does not include any know-how, design, books, records, files, documents, data, manufacturing, sourcing, Intellectual Property, technology and any and all rights related to or in connection with or other Intellectual Property related to, or in connection with, the Cubo Gas Compressors.

“Cubo Gas Compressors” means the reciprocating compressors listed in Schedule 7.3(c), together with any replacement models developed or sold by Seller for the Restricted Use.

“Cubo Gas Supply Agreement” means the Cubo Gas Supply Agreement, substantially in the form of Exhibit G, providing for the supply of Cubo Gas Systems by Buyer to Seller.

“Cubo Gas Systems” means the compressed natural gas refueling stations and associated CNG dispensers and other associated CNG equipment sold by the Business.

“De Minimis Business” means (i) any minority equity investment by GE or any of its Subsidiaries in any Person in which GE or such Subsidiary does not have the right to designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such entity, or in which GE and its Subsidiaries collectively hold not more than 25% of the outstanding voting securities or similar equity interests, or (ii) any business activity that would otherwise violate Section 7.3(a) that is carried on by an Acquired Company, but only if, at the time of such acquisition, the annual gross revenues derived from the sale and service of (a) gasoline and LPG fuel distribution dispensers and systems and gas meters of the type identified in Schedule 1.1(e), if any, is less than $70 million, and (b) CNG fuel distribution dispensers and systems, if any, is less than $30 million.

“Default Recovery Activities” means the exercise of any rights or remedies in connection with any Financing, Insurance, Leasing or Other Financial Services Activity (whether such rights or remedies arise under any agreement relating to such Financing, Insurance, Leasing or Other Financial Services Activity, under applicable Law or otherwise), including any foreclosure, realization or repossession of any collateral or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing.

“Determination Date” means (a) May 31, 2004, if the Closing occurs on May 31, 2004 or any Business Day thereafter up to and including June 9, 2004, or (b) the Closing Date, if the Closing occurs after June 9, 2004.

“Dresser” has the meaning set forth in the Preamble.

“EHS Agreement” means the Accordo, substantially in the form of Exhibit I, providing for Seller’s remediation of certain Environmental Liabilities related to the Business.

“Employees” means all individuals who as of the date hereof are employed by Seller in connection with the conduct of the Business and listed on Schedule 1.1(c), excluding any such individuals whose employment with the Business terminates (for any reason) between the date hereof and the Closing Date, whether pursuant to Section 4.15 or otherwise, and including any individuals hired by Seller exclusively for the conduct of the Business in the ordinary course, consistent with past practice, between the date hereof and the Closing Date. The term “Employee” means any of the Employees.

“Environmental, Health and Safety Laws” means any applicable Law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances as such requirements are enacted and in effect on or prior to the Closing Date.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the Business (as currently or previously conducted) or any activities or operations occurring or conducted currently or in the past at the Real Property, whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental, Health and Safety Laws, including, without limitation, liabilities for damages under any Action brought by any Governmental Entities or third parties in general.

“Environmental Report” means, collectively, the environmental reviews of the Real Property conducted by URS Italia S.r.l., (a) dated February 2003 (with respect to the Leased Real Property in Rimini, Italy) and (b) dated September 2003 (with respect to the Owned Real Property).

“Estimated Working Capital Adjustment” means the amount, positive or negative, derived by subtracting (i) €48 million, from (ii) the Closing Working Capital.

“Estimates” has the meaning set forth in Section 4.10(a).

“Euro” or “€” means the lawful currency of the participating member states of the European Union as defined in Article 2 of European Council (EC) Regulation No. 947/98/CE of May 3, 1998, as amended.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Businesses” means all businesses of Seller and its Affiliates other than the Business, and the phrase “Excluded Businesses” shall specifically include (i) Seller’s or its Affiliates’ oil and gas upstream business, (ii) Seller’s or its Affiliates’ oil and gas midstream business, (iii) Seller’s or its Affiliates’ oil and gas downstream business (other than the Business), (iv) Seller’s pipeline services, (v) any of Seller’s or its Affiliates’ oil and gas business related activity (other than the Business) and (vi) all of Seller’s after market services business relating to clauses (i) through (v).

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Excluded Marks” has the meaning set forth in Section 2.3(i).

“Final Closing Statement” means the Closing Statement as finally determined pursuant to Section 3.2(c).

“Financial Services Business” means any activities undertaken in connection with or in furtherance of (i) any Capital Markets Activity, (ii) Financing, (iii) Leasing, (iv) Default Recovery Activities, (v) Other Financial Services Activities, (vi) any Securities Activity or (vii) the sale of Insurance, the conduct of any Insurance brokerage activities or services or the provision of Insurance advisory services, business processes or software.

“Financial Statements” has the meaning set forth in Section 4.10(a).

“Financing” means the making, entering into, purchase of, or participation in (including syndication or servicing activities) (i) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature, (ii) non-voting preferred equity investments, and (iii) investments as a limited partner in a partnership or as a member of a limited liability company in which another Person who is not an Affiliate is a management member.

“Fiscal Date” has the meaning set forth in Section 4.10(a).

“GE” means Seller’s ultimate parent company, General Electric Company.

“Gilbarco Claims” has the meaning set forth in Section 2.4(e).

“Governmental Entity” means the European Union, any nation or government, any state or other political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign, including the Italian Social Security Institute (Istituto Nazionale della Previdenza Sociale).

“Hazardous Substances” means (i) any hazardous or toxic waste, or any substance or material that is listed or otherwise included or described as a “hazardous” or “toxic” substance or “special” waste, or as a “contaminant”, in any Environmental, Health and Safety Law, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and constituents of such petroleum products and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental, Health and Safety Laws.

“Indebtedness” means all indebtedness for borrowed money, including bank or intercompany debt and shall specifically exclude “accrued employee compensation”, “provisions” and “other liabilities” (i.e. deferred taxes and social security liabilities not included in payroll) of the Business, as such line items are reflected in the Financial Statements.

“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party, as applicable.

“Indemnified Party Controlled Claims” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Independent Accounting Firm” means the Milan, Italy, office of the firm of independent certified public accountants known as Ernst & Young S.p.A or, if such firm shall decline to act or is not, at the time of such submission, independent of Seller, Dresser and Buyer, to another accounting firm of international reputation appointed by the President of the Court (Tribunale) of Milan, Italy, upon request from Seller or Buyer.

“Infringe” means infringe, misappropriate or otherwise violate any Intellectual Property.

“Insurance” means any product or service determined to constitute insurance, assurance or reinsurance by the Laws in effect in any jurisdiction in which the restriction set forth in Section 7.3 applies.

“Intellectual Property” means all rights in or to, or arising under or out of, any (i) Copyrights, (ii) Patents, (iii) Trademarks, (iv) Trade Secrets and (v) all other intellectual or industrial property of any kind or nature, in each case arising under or protected by the Laws of any country anywhere in the world.

“Inventory” has the meaning set forth in Section 2.2(e).

“Italian Antitrust Law” means Law no. 287 of October 10, 1990 and any amendments thereto.

“Italy” means the Republic of Italy.

“KPMG” means the firm of independent certified public accountants known as KPMG S.p.A.

“Knowledge of Buyer” and “Buyer’s Knowledge” mean the extent of the actual knowledge of any of the individuals listed on Schedule 1.1(d)(i), without independent inquiry and excluding any imputed knowledge of matters which should have been known.

“Knowledge of Seller” and “Seller’s Knowledge” means the extent of the actual knowledge of any of the individuals listed on Schedule 1.1(d)(ii), without independent inquiry and excluding any imputed knowledge or matters which should have been known.

“Law” means any laws (including common law), decrees, directives, rules, ordinances, administrative interpretations, requirements, judgments, orders, codes or regulations issued by Governmental Entities.

“LD Side Letter” means the Liquidated Damages Agreement, substantially in the form of Exhibit J.

“Lease” means the lease agreement, substantially in the form of Exhibit A, providing for the lease to Seller by Buyer of certain space at the Talamona manufacturing facility (including the provision by Buyer of certain services to Seller).

“Leased Real Property” has the meaning set forth in Section 2.2(b).

“Leasing” means the rental, leasing, or financing under operating leases, finance leases or hire purchase or rental agreements, of property, whether real, personal, tangible or intangible, and the holding of such property with the intention of leasing it.

“Licensed-In Business IP” means the Business IP that a third party owns but currently licenses to Seller under a Licensed-In Business IP Agreement.

“Licensed-In Business IP Agreements” means the licenses, permits, sublicenses and other agreements or permissions under which Seller as of the Closing Date is a licensee authorized to exploit the Licensed-In Business IP, as well as the Trademark License Agreement.

“Licensed-Out Business IP” means the Business IP that Seller owns but licenses to a third party under a Licensed-Out Business IP Agreement.

“Licensed-Out Business IP Agreements” means the licenses, permits, sublicenses and other agreements or permissions under which Seller as of the Closing Date has licensed or otherwise authorized a third party to make, use, practice, sell, import, copy, adapt, distribute, sublicense or otherwise exploit any Business IP.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances other than Permitted Liens.

“Loss” has the meaning set forth in Section 11.1.

“Manufacturing License Agreement” means the agreement, substantially in the form of Exhibit B, providing for the license to Buyer of the right to manufacture the Cubo Gas Compressors for the Restricted Use.

“Material Adverse Effect” means any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a material adverse effect on the condition and operation (financial or otherwise), business, assets, liabilities, or results of operation of the Business, and which shall be construed in accordance with Section 12.12(h).

“Material Contracts” means any of the following Contracts to which Seller is a party or is otherwise bound (including in each case any series of related Contracts if the aggregate effect of such series of related Contracts meets any of the following requirements): (i) any sales Contract relating to the Business pursuant to which the Euro volume of sales exceeded Two Hundred Fifty Thousand Euro (€250,000) in the 12-month period ended December 31, 2003; (ii) any Contract that requires payment by Buyer in respect of the Business subsequent to the date of this Agreement of more than Two Hundred Fifty Thousand Euro (€250,000); (iii) any Contract in respect of the Business relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset); (iv) any joint development agreement relating to the Business; (v) all partnership, joint venture or similar arrangements directly affecting the Business; (vi) a Contract limiting the freedom of Seller (with respect to the Business) to engage in any line of business or to compete with any other Person, in each case related to the Business; and (vii) the Contracts listed in Schedules 1.1(g) and 7.8.

“Net Working Capital” means the result of the (i) sum of all accounts receivable (other than the receivables listed in Schedule 2.3(n)) plus inventories of the Business, minus (ii) accounts payable of the Business, as calculated (or determined) in accordance with the Accounting Principles and in a format consistent with Schedule 1.1(h) and reflected on the Closing Statement, as finally determined. Net Working Capital shall specifically exclude Indebtedness and capital leases, all of which will be paid off prior to Closing, but shall include any cash that has been contributed to Buyer at Closing.

“Net Working Capital Deficit” means the amount by which the Net Working Capital calculated in accordance with Section 3.2 is less than the Closing Working Capital.

“Net Working Capital Surplus” means the amount by which the Net Working Capital calculated in accordance with Section 3.2 exceeds the Closing Working Capital.

“Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of or for the benefit of third party and client accounts, credit card products or services, vendor financing and trade payables services, back-office billing, processing, collection and administrative services or products or services related or ancillary to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 2.2(a).

“Party” and Parties” have the meaning set forth in the Preamble.

“Patents” means all classes or types of patents, utility models and design patents (including originals, divisions, continuations, continuations-in-part, re-examinations, extensions or reissues), and applications for these classes or types of patent rights in all countries of the world (and any patents issuing thereon).

“Permits” has the meaning set forth in Section 2.2(i).

“Permitted Assignee” has the meaning set forth in Section 2.14(d).

“Permitted Liens” means any of the following, but only to the extent that, in each case, it secures or otherwise relates to an obligation relating solely to, or arising solely in connection with, the operation or conduct of the Business; provided, that no Permitted Lien shall relate to Indebtedness or capital leases: (i) Liens for Taxes not yet due and payable and that are not material; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and similar Persons incurred in the ordinary course of business that are not material; (iii) matters of record; (iv) zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other similar irregularities in title which do not affect materially the primary use of the relevant areas, sites, assets, etc., in the ordinary course of business; (v) all exceptions, restrictions, easements, charges, rights-of-way and monetary and non-monetary encumbrances which are set forth in any Permit; (vi) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business; (vii) Liens with respect to the Business created by or resulting from the acts or omissions of Buyer; (viii) pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for repayment of borrowed money), leases, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business; (ix) Liens created as a result of the remediation work to be undertaken by Seller pursuant to the EHS Agreement; and (x) any other Liens or minor imperfection in title and minor encroachments that do not materially affect the value of the Transferred Assets; provided that none of such items identified in clauses (i) through (ix) shall be a “Permitted Lien” if they are material in amount, individually or in the aggregate (unless specifically reflected in the Financial Statements), or materially interfere with the conduct of the Business as conducted by Seller.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Preferential Supply Agreement” means the supply agreement between Buyer and Seller in the form of Exhibit F pursuant to which Buyer shall have the right to provide, on a preferential basis, the goods and services Seller is permitted to provide in accordance with the provisions of Section 7.3(d).

“Pre-Transfer Employee Benefit Plans” has the meaning set forth in Section 4.14.

“Property Tax” means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Entity.

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property” means, collectively, the Owned Real Property and Leased Real Property.

“Receivables” has the meaning set forth in Schedule 2.11(m).

“Reference Rate” means 8% per annum.

“Registered IP” means Intellectual Property in the Business IP as listed on Schedule 2.2(d), that have been registered with a governmental patent office, trademark office or copyright office anywhere in the world.

“Restricted Use” has the meaning set forth in Section 7.3(c).

“Rules” has the meaning set forth in Section 12.12(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.9(a).

“Securities Activity” means any activity, function or service (without regard to where such activity function or service actually occurs) which, if undertaken or performed (i) in the United States would be subject to the United States federal securities laws or the securities laws of any state of the United States or (ii) outside of the United States within any other jurisdiction in which the restrictions set forth in Section 7.3 apply, would be subject to any Law in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

“Seller” has the meaning set forth in the Preamble.

“Seller Ancillary Document” means any deed, public instrument, certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Seller or any Affiliate of Seller in connection with the Acquisition.

“Seller Breach” has the meaning set forth in Section 8.2.

“Seller Indemnified Parties” means Seller and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Shares” has the meaning set forth in the Recitals.

“Site Pollution” means any Environmental Liability arising from the release or presence of Hazardous Substances on, or in, the soil, surface or groundwater of the Real Property (including the Rimini sales offices).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (ii) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person, and such Person has the power to cause or to prevent, as the case may be, the activity in question.

“Support Agreement” means the Support Agreement, substantially in the form of Exhibit H, providing for Buyer to perform certain services for Seller in connection with the Lease.

“S-X Financials” has the meaning set forth in Section 6.6.

“Tangible Personal Property” has the meaning set forth in Section 2.2(c).

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, property, ICI (Imposta Comunale sugli Immobili), tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer taxes, sales, use, excise, gross receipts, value-added (Imposta sul Valore Aggiunto), IRAP (Imposta Regionale Sulle Attività Produttive), IRES (Imposta sui Redditi delle Società), and all other taxes of any kind for which the Business has any liability imposed by any Governmental Entity, whether disputed or not, and any material charges, interest or penalties imposed by any Governmental Entity.

“Term” has the meaning set forth in Section 7.3(a).

“Termination Date” has the meaning set forth in Section 10.1.

“Trade Secrets” means any software (in both object code and source code form), know-how, engineering, production and other designs, inventions, discoveries, concepts, ideas, methods, processes (including design and manufacturing processes), drawings, specifications, formulae, data bases and documentation thereof, technological models, algorithms, logic diagrams, schematics, test vectors, technical information, documentation, data and other commercial or technical information that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and any other information that is proprietary or confidential, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents.

“Trademark License Agreement” means the trademark license agreement, substantially in the form of Exhibit C.

“Trademarks” means any registered trademarks and trade names, service marks and service names, and registrations and applications for registrations thereof and foreign counterparts thereof, Internet domain names and associated content, logos, designs, slogans, trade dress and general intangibles of like nature, including all associated goodwill.

“Transfer Deed” means the notarial deed of transfer (fully complying with the terms hereof) by virtue of which the Business will be transferred by Seller to Buyer by way of contribution in kind to the capital thereof pursuant to and in accordance with the applicable provisions of this Agreement, in a form prepared by Seller and reasonably acceptable to Buyer.

“Transferred Assets” has the meaning set forth in Section 2.2.

“Transition Services Agreement” means the transition services agreement, substantially in the form of Exhibit D.

“Union Agreement” has the meaning set forth in Section 2.4(d).

“United States” or “U.S.” means the United States of America.

“U.S. Dollars” or “U.S.$” means the lawful currency of the United States of America.

“ ‘01 S-X Financials” has the meaning set forth in Section 6.6.

1.2 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), (vii) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of Seller in connection with the Business, and (viii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Unless otherwise set forth in this Agreement, references in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all Exhibits, Schedules and other attachments thereto. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement is the result of discussions and negotiations between the Parties; as such, it shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

ARTICLE II

ORGANIZATION OF BUYER; CONTRIBUTION OF ASSETS; PURCHASE AND SALE

OF SHARES

2.1 Organization of Buyer. Buyer is organized as a società per azioni duly organized, validly existing and in good standing under the Laws of Italy.

2.2 Contribution of Assets. Subject to the terms and conditions set forth in this Agreement, following the delivery of the Appraisal but prior to the Closing Date, Dresser shall: (i) cause an extraordinary meeting of the shareholders of Buyer to be validly convened and held for the purpose of adopting the resolutions referred to below; (ii) cause the extraordinary shareholders’ meeting so convened to approve an increase of the capital of Buyer to be paid in by contribution in kind of the Business on the terms set out in the following paragraphs of this Section 2.2, in an amount equal to €54,602,000, of which €7,500,000 as capital and €47,102,000 as paid in capital surplus; (iii) cause the resolutions so adopted to be filed and be registered with the competent Registro delle Imprese pursuant to Article 2436 of the Italian Civil Code. On the Closing Date but prior to the endorsement of the Shares Dresser shall (1) cause Buyer to execute and exchange with Seller the Transfer Deed and (2) cause the Board of Directors of Buyer to (A) take all of the actions required under Article 2343, para. 3 of the Italian Civil Code and (B) issue the Shares to Seller, subject to the obligation to transfer the Shares to Dresser’s Affiliated designee pursuant to Section 2.9. Effective upon execution of the Transfer Deed, the Business shall be assigned and transferred to Buyer, by way of contribution in kind to the capital thereof, pursuant to Articles 2440, 2441 and 2343 of the Italian Civil Code (the “Contribution in Kind”), in accordance with all applicable provisions of Law and of this Agreement and, in particular, with the following provisions: (x) all employment relationships entered into with Employees, and (y) the right, title and interest in and to all of the assets, properties and rights used primarily in, or to the extent necessary for the operation or conduct of the Business as the same shall exist immediately prior to the Closing Date, which shall include, except for any such items disposed of by Seller in the ordinary course of business consistent with past practices since such date, such assets, properties or rights used primarily in or to the extent necessary for the conduct the Business substantially in the manner conducted since December 31, 2002 (the “Transferred Assets”), including those set forth or described in paragraphs (a) through (m) below with respect to the conduct of the Business since December 31, 2002 to the Closing Date (except, in each case, for the Excluded Assets, any assets provided pursuant to the Transition Services Agreement, the Trademark License Agreement, and the services listed in Schedule 4.5(b)), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s financial statements:

(a) the parcels of real property owned by Seller used primarily in or necessary for the operation or conduct of the Business and described in Schedule 2.2(a), and all appurtenances thereto, together with all buildings, facilities and other improvements thereon (the “Owned Real Property”);

(b) the real property leasehold estates and the related lease or sublease agreements, if any, used primarily in or necessary for the operation or conduct of the Business and described in Schedule 2.2(b), and all appurtenances thereto, together with all buildings, fixtures and real property improvements thereon and thereto (the “Leased Real Property”);

(c) all machinery, equipment, motor vehicles, goods, furnishings, tools, furniture, fixtures, office equipment, office supplies, production and other supplies and spare and repair parts, and other tangible personal property, in each case as are owned or otherwise held by Seller on the date of this Agreement or acquired by Seller on, or prior to, the Closing Date consistently with ARTICLE VI and used primarily in or necessary for the operation or conduct of the Business, but excluding any such items disposed of by Seller in the ordinary course of business between the date hereof and the Closing Date, consistently with the provisions of ARTICLE VI, regardless of whether such items are subject to any Indebtedness or capital leases (the “Tangible Personal Property”);

(d) the Business IP, including the Registered IP listed on Schedule 2.2(d);

(e) finished goods inventory, supplies, spare parts, replacement and components parts, work-in-progress, raw materials and other inventory items, in each case used primarily in or necessary for the operation or conduct of the Business (the “Inventory”);

(f) subject to the receipt of any necessary consents and approvals, all Contracts used primarily in or necessary for the operation or conduct of the Business, except to the extent constituting Excluded Assets as described in Section 2.3 (the Contracts ultimately assigned pursuant to this Section 2.2(f) at Closing, or thereafter pursuant to Section 2.8, are referred to as the “Assigned Contracts”);

(g) all books, records, files, papers, employment records and employee manuals, supplier lists, credit information, business records and plans, studies, surveys, reports, correspondence, customer files and records, sales and advertising literature and other selling material, and computer software and other data, or other similar information used primarily in or to the extent necessary for the operation or conduct of the Business, but excluding all Tax Returns and financial statements of Seller and all records (including working papers) related thereto (the “Books and Records”);

(h) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties relating to the Business expressly set forth in Schedule 2.2(h);

(i) all permits, licenses or similar rights used primarily in or necessary for the operation or conduct of the Business (the “Permits”), including those listed in Schedule 2.2(i), to the extent they are assignable;

(j) all trade accounts and notes receivable of the Business arising out of the sale or other disposition of goods or provision of services of the Business, including those reflected on the Final Closing Statement;

(k) all rights to any Action of any nature available to or being pursued by Seller relating primarily to or necessary for the operation or conduct of the Business, whether arising by counterclaim or otherwise, to the extent assignable;

(l) except to the extent relating to a claim that is an Excluded Liability, all guarantees, performance deposits, warranties, indemnities and similar rights in favor of Seller that relate primarily to or necessary for the operation or conduct of the Business; and

(m) all insurance proceeds which Seller actually receives with respect to insurance policies in existence prior to Closing and only to the extent and in the amount received, that relate primarily to any Assumed Liabilities and Transferred Assets and result from events or occurrences on or prior to the Closing.

Notwithstanding anything to the contrary contained in this Agreement, to the extent in the judgment of Seller any of the Contracts, Books and Records and other documents are susceptible to duplication and are either (i) used in connection with any of Seller’s businesses other than the Business, (ii) needed for Tax purposes, or in connection with product liability claims or claims related to Excluded Assets or Excluded Liabilities, (iii) needed to carry out the terms or purposes of this Agreement or (iv) required by Law to be retained by Seller, Seller shall deliver photostatic copies or other reproductions thereof if originals are not delivered. Seller will also cause a schedule listing the Transferred Assets to be delivered to Buyer at least three Business Days prior to the Contribution in Kind.

2.3 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Transferred Assets shall not include any assets provided pursuant to the Transition Services Agreement, the Trademark License Agreement, the services listed in Schedule 4.5(b), and the following (collectively the “Excluded Assets):

(a) all assets, tangible or intangible, of any nature or kind used or held for use by Seller or its Affiliates in connection with the operation of the Excluded Businesses, but only to the extent not used primarily in or necessary for the operation or conduct of the Business as of the date hereof;

(b) all cash and cash equivalents, including marketable securities and short term investments, and cash in transit as of the Closing Date;

(c) Seller’s minute books, share register, stock certificates and any other of Seller’s mandatory books and records;

(d) any refund or credit related to Property Taxes or any other Taxes paid prior to the Closing Date in respect of the Transferred Assets, whether such refund is received as a payment or as a credit against future Property Taxes or any other Taxes payable;

(e) all Tax Returns and financial statements of Seller and all records (including working papers) related thereto;

(f) know how, design, books, records, files, documents, data, manufacturing, sourcing, Intellectual Property, technology and any and all rights related to or in connection with the Cubo Gas Compressors, other than the Cubo Gas Assembly IP;

(g) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any Excluded Asset and other than those set forth in Schedule 2.2(h);

(h) all insurance proceeds which Seller has a right to receive and that relate to any Excluded Assets or Excluded Liabilities or events or occurrences on or prior to the Closing (other than as set forth in Section 2.2(m));

(i) except as otherwise provided in the Trademark License Agreement and other than the Business IP, all trade names, trademarks, service marks or logos owned by Seller or its Affiliates, including all of Seller’s right, title and interest in, to and under the name “Nuovo Pignone”, “Pignone”, “NP”, or any related or similar trade names, trademarks, service marks or logos (collectively the “Excluded Marks”);

(j) any Inventory sold or otherwise disposed of in the ordinary course prior to the Closing Date and in accordance with the terms of Section 6.1;

(k) insurance policies, prepaid insurance premiums and any refund or reduced premium resulting from retroactive adjustment under or cancellation of any insurance policy and other similar refunds;

(l) except as set forth in the Union Agreement, all Pre-Transfer Employee Benefit Plans, funds, assets and accounts, whether in trust or otherwise and refunds of amounts paid or prepaid amounts with respect to all such plans and accounts;

(m) all information, files, correspondence, records, data, plans, reports, contracts and recorded knowledge, and all accounting or other books and records of the Business in whatever media retained or stored, including computer programs and disks, to the extent required by applicable Law to be maintained by Seller following the Closing; provided copies of such documents are transferred to Buyer to the extent they relate primarily to any Assumed Liability or Transferred Asset, or if reasonably required in connection with a claim for indemnification under ARTICLE XI;

(n) all accounts receivable of the Business not included in the Financial Statements from certain customers the collection of which is managed at corporate level (including, those of Paget and Instromet) and other receivables past due over five years or due from customers in bankruptcy proceedings, each of which is listed on Schedule 2.3(n); and

(o) all rights of Seller under this Agreement or any Ancillary Document.

2.4 Assumption of Assumed Liabilities. In connection with the Contribution in Kind, Buyer will assume from and after the Closing, and Buyer shall thereafter pay, perform and discharge, all debts, obligations and liabilities only to the extent related primarily to the operation or conduct of the Business or the Transferred Assets, other than the Excluded Liabilities, including the following (collectively, the “Assumed Liabilities”) (each of which is an Assumed Liability only to the extent related primarily to the operation or conduct of the Business or the Transferred Assets):

(a) all debts, liabilities and obligations of Seller, including accounts and notes payable;

(b) all debts, liabilities and obligations under the Assigned Contracts and Permits included in the Transferred Assets;

(c) all debts, liabilities and obligations of Seller for Inventory ordered or committed prior to the Closing Date and delivered after the Closing Date;

(d) all debts, liabilities and obligations of Seller which relate to the Employees, including (i) liabilities relating to Seller’s employment of, termination of employment of, provision of benefits to, and compensation of employees of the Business, including any wrongful discharge or other wrongful employment practice, unfair labor practice, claims for benefits (including any liability for severance indemnity (trattamento di fine rapporto), 13th and 14th month salary, overtime pay, payroll taxes, unused vacation, social security, profit sharing or for claims arising under worker’s compensation Laws), or similar claims or causes of action; and (ii) liabilities relating to any collective bargaining agreement with or relating to any Employees, including the liabilities and obligations of Buyer set forth in (A) the Verbale di accordo dated April 20, 2004, among Seller, Buyer and the Unione degli Industriali dellla Provincia di Sondrio, (B) the Accordo dated April 20, 2004 among Buyer and the various signatories thereto and (C) the Verbale di accordo dated May 19, 2004, among Seller, Buyer and the union of “dirigenti” (collectively, the “Union Agreement”);

(e) except as set forth in Section 2.5(f), all debts, liabilities and obligations with respect to Actions arising out of, resulting from, or relating primarily to the operation or conduct of the Business or the Transferred Assets, at Law or otherwise, including all debts, liabilities and obligations with respect to any claim, whether made before or after Closing, regarding whether Seller’s fuel dispensers which include a vapor recovery system infringe any of Gilbarco Inc.’s patents or patent applications on such vapor recovery system (the “Gilbarco Claims”);

(f) all Environmental Liabilities, except for those Environmental Liabilities identified in the Environmental Report and which are required to be remediated by applicable authorities as a result of Seller’s reporting to such applicable authorities such Environmental Liabilities (including any remediation that may be required by applicable authorities as a result of the October 2003 Site Characterization Plan submitted by Seller with respect to Talamona);

(g) all debts, liabilities and obligations to customers of the Business for orders outstanding as of the Closing Date;

(h) all debts, liabilities and obligations to customers of the Business under written warranty agreements given by Seller to its customers on or prior to the Closing Date relating to products sold or services rendered prior to the Closing Date;

(i) all debts, liabilities and obligations arising out of, resulting from, or relating to injuries to individuals or property as a result of the ownership, use or possession of any product manufactured, sold, leased or delivered by Seller relating primarily to the Business prior to, on or after the Closing Date; and

(j) all debts, liabilities and obligations, whether known, unknown, accrued, contingent or otherwise, not otherwise enumerated above which arise out of or are related primarily to the ownership or operation of any Transferred Assets or the Business prior to, on or after the Closing Date without regard to any accruals set forth on the Financial Statements.

Except for the Assumed Liabilities, Buyer will not assume any other debts, obligations and liabilities of Seller, whether arising before or after the Closing Date, and whether known or unknown, fixed, absolute, contingent, material or immaterial, matured or unmatured.

2.5 Excluded Liabilities. Notwithstanding the provisions of Section 2.4 of this Agreement, Buyer shall not assume the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a) any liability of Seller arising out of or relating to the execution, delivery or performance of this Agreement or any of the Seller Ancillary Agreements;

(b) any liability relating to Indebtedness or capital leases to which Seller is a party as an obligor, guarantor or otherwise;

(c) any liability or obligation relating exclusively to any Excluded Asset;

(d) any Taxes not specifically assumed by Buyer under Section 2.4(d);

(e) the Environmental Liabilities excluded from Section 2.4(f);

(f) (A) any payment obligations resulting from that certain arbitration styled ICC Arbitration No. 10988/ESR/AB/EC Nuovo Pignone S.p.A. vs. Schlumberger Industries S.A., and any liabilities resulting from the failure of Seller to pay any arbitral award resulting therefrom; and (B) any liabilities relating to the claims listed in Schedule 2.5(f);

(g) except as set forth in the Union Agreement and except for the employee related liabilities, including the retirement reserve, of the type identified in the Financial Statements for the fiscal year ended December 31, 2003 and those required by Law, any payment or funding obligation under or relating to any Pre-Transfer Employee Benefit Plan with respect to any period prior to the Closing or relating to any employee who is not an Employee;

(h) except as specifically set forth in Sections 3.2(d), 12.1 and 6.6, the fees and expenses of brokers, legal counsel, auditors, accountants, environmental consultants and environmental engineers retained or employed by Seller for services rendered in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(i) any liability relating primarily to the Business of which Seller has Knowledge of Seller and willfully fails to disclose in this Agreement or any Schedule attached hereto; and

(j) any liability of Seller that is not an Assumed Liability.

2.6 Transfer Deed.

(a) To effectuate the transfer of the Business to Buyer as provided herein, Seller and Buyer shall execute the Transfer Deed and cause such Transfer Deed to be filed with the Italian Registro delle Imprese pursuant to Article 2556 of the Italian Civil Code.

(b) By virtue of the Contribution in Kind and execution of the Transfer Deed, the Business, and all assets and properties comprised therein, shall become the sole and exclusive property of Buyer effective upon the execution of the Transfer Deed on the Closing Date.

2.7 Terms of the Contribution in Kind.

(a) The revenues and charges relating to the Business shall belong exclusively to Seller up to execution of the Transfer Deed and to Buyer exclusively after such execution.

(b) Seller and Buyer agree that the Contribution in Kind shall be effected at book value without capital gain as contemplated by article 176 paragraph 1 of the Uniform Income Tax Law (Testo Unico delle Imposte sui Redditi) approved with D.P.R. no. 917 of December 22, 1986. Each Party shall take all steps as may be necessary to treat the Acquisition, as a tax neutral transaction; provided, however, that no Party shall have any liability to the other because of the failure of any Governmental Entity to treat the Acquisition as a tax neutral transaction.

(c) Without prejudice to foregoing Sections 2.7(a) and (b), Seller and Buyer shall: (i) consult with each other in advance prior to taking any material steps concerning the implementation of the Contribution in Kind and the transactions relating thereto; (ii) take all actions necessary to ensure that the Contribution in Kind and the transactions relating thereto are implemented in compliance with this Agreement and any applicable Law; and (iii) ensure that each other (directly or through its advisors) is given reasonable opportunities to verify that the process leading to the Contribution in Kind is in compliance with this Agreement and with applicable Law.

(d) As a result of the Contribution in Kind in accordance with this Agreement, no adjustment payments by Seller to Buyer or by Buyer to Seller are or will be required in connection with or by virtue of such contribution.

(e) In the event of any conflict between the terms and conditions of this Agreement, the terms and conditions set forth in the Transfer Deed and the non-mandatory provisions of any applicable Law, the terms of this Agreement shall prevail.

2.8 Nonassignability of Assets. To the extent the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery of any Contract or other asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any authorizations, approvals, consents or waivers of a Governmental Entity or other third party, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such Contract or other asset and this Agreement shall not constitute a sale, assignment, sublease, transfer, conveyance or delivery of such Contract or other asset or an attempt thereof; provided that this Section 2.8 shall not apply (i) if the treatment of such Contract or other asset under this Section 2.8 has had or could reasonably be expected to have a Material Adverse Effect on the Business, or (ii) to the transfer of title to the Shares; provided, that the Closing shall not take place prior to the Contribution in Kind. If the Closing proceeds without the sale, transfer, conveyance, sublease, assignment or delivery of any such Contract or other asset, then following the Closing the Parties shall use Commercially Reasonable Efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Seller nor Buyer shall be required to pay any consideration for any such authorization, approval, consent or waiver other than filing, recordation or similar fees which shall be paid by the Party who is required by Law or course of dealing to do so. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Contract or other asset and to Seller the benefits, including any indemnities, that they would have obtained had the Contract or other asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.8 of any Contract or other asset, Buyer shall perform for the benefit of the other Persons that are parties thereto the obligations of Seller or any Affiliate of Seller thereunder and any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Buyer, would be Assumed Liabilities and such obligations and liabilities shall for the purposes of ARTICLE XI be deemed to be Assumed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such Contract or other asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall or shall cause its Affiliates to assign, transfer, convey and deliver such Contract or other asset to Buyer at no additional cost to Buyer.

2.9 Sale and Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell to Dresser’s Affiliated designee, and Dresser’s Affiliated designee shall purchase from Seller, the Shares in exchange for the Purchase Price.

2.10 Closing. The closing of the Acquisition (the “Closing”) shall occur on the later of (i) June 4, 2004 and (ii) the second Business Day following the date on which the conditions set forth in Section 9.1(b) are waived or satisfied, or on such other date as the Parties may agree. The date of the Closing shall be referred to herein as the “Closing Date.” The Closing shall take place at the offices of Janni, Magnocavallo, Fauda, Brescia e Associati, Via Brera 6, Milan, Italy, or at such other place as the Parties may agree.

2.11 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

(a) the Transfer Deed, duly executed by Seller;

(b) the Share Transfer Deed, duly executed by Seller;

(c) the Transition Services Agreement, duly executed by Seller;

(d) the Manufacturing License Agreement, duly executed by Seller;

(e) the Trademark License Agreement, duly executed by Nuovo Pignone Holding S.p.A.;

(f) the Lease, duly executed by Seller;

(g) the Cubo Gas Supply Agreement, duly executed by Seller;

(h) the Preferential Supply Agreement, duly executed by Seller;

(i) the Support Agreement, duly executed by Seller;

(j) such documents as are reasonably needed to have the Shares registered in the name of Buyer’s Affiliated designee;

(k) the S-X Financials for the periods ending December 31, 2002 and December 31, 2003;

(l) the EHS Agreement, duly executed by Seller;

(m) the Assumption Agreement, duly executed by Seller;

(n) the LD Side Letter, duly executed by Seller;

(o) the accounts receivable of the Business that have been previously transferred away from the Business and which are listed in Schedule 2.11(n) (the “Receivables”); and

(p) a certificate executed by an authorized representative of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors approving the consummation of the Acquisition.

2.12 Deliveries by Buyer and Dresser. At the Closing, Buyer and Dresser will deliver or cause to be delivered to Seller (unless previously delivered) the following:

(a) the Purchase Price in accordance with Section 3.1;

(b) a notarized power of attorney granted to the individual signing the applicable Ancillary Documents on behalf of Buyer, or, alternatively, notarized copy of the minutes of the resolutions of Buyer’s board of directors, authorizing such individual to execute the applicable Ancillary Documents;

(c) the Share Transfer Deed, duly executed by Buyer’s Affiliated designee;

(d) the Transfer Deed, duly executed by Buyer;

(e) a copy of the minutes of Buyer’s board of directors meeting granting appropriate powers to execute the applicable Ancillary Documents on behalf of Buyer;

(f) the Transition Services Agreement, duly executed by Buyer;

(g) the Trademark License Agreement, duly executed by Buyer;

(h) the Lease, duly executed by Buyer;

(i) the Manufacturing License Agreement, duly executed by Buyer;

(j) the Cubo Gas Supply Agreement, duly executed by Buyer;

(k) the Preferential Supply Agreement, duly executed by Buyer;

(l) the Support Agreement, duly executed by Buyer;

(m) the EHS Agreement, duly executed by Buyer and Dresser;

(n) the LD Side Letter, duly executed by Buyer and Dresser;

(o) the Assumption Agreement, duly executed by Buyer and Dresser; and

(p) a certificate executed by authorized representatives of Dresser and Buyer, certifying and attaching all requisite resolutions or actions of their respective boards of directors approving the consummation of the Acquisition.

2.13 One Transaction. It is agreed that all actions and transactions constituting the Closing pursuant to Sections 2.11 and 2.12 (including the completion of the Contribution in Kind and the sale of the Shares) shall be regarded as one single transaction so that, at the option of the Party having interest in the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement.

2.14 Right to Designate. Dresser may designate one or more Person(s) to become a Party to this Agreement and any applicable Ancillary document and to purchase and pay for the Shares in accordance with the terms hereof; provided that anything in Article 1403 of the Italian Civil Code to the contrary notwithstanding, such designation is made in compliance with the following provisions:

(a) each designation will be sufficiently made if notified in writing to Seller together with the written acceptance (when needed) of the Person(s) so designated;

(b) any designation pursuant hereto may be notified to Seller (under penalty of forfeiture) not later than five (5) Business Days prior to the Closing Date;

(c) each designee will be an Affiliate of Dresser; and

(d) Dresser will be jointly and severally liable with any Person(s) designated pursuant to this Section 2.14 in respect of the punctual and exact performance by such Person(s) of the duties and obligations arising under or in connection with this Agreement and any applicable Ancillary Document; provided, however, that if the designee is First Reserve Fund IX, L.P. (the “Permitted Assignee”), Seller and Permitted Assignee shall execute a novation in favor of Dresser, releasing Dresser in full from its obligations hereunder and any applicable Ancillary Document from and after the Closing Date and accepting such assignee as a Party to this Agreement and any applicable Ancillary Document. In such novation instrument, Dresser (but not the Permitted Assignee) shall also fully release Seller from any liabilities or obligations hereunder.

ARTICLE II

PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

3.1 Purchase Price. In consideration for the sale and transfer of the Shares, at the Closing, Dresser or its Affiliated designee shall deliver to Seller an amount equal to One Hundred Thirty-Nine Million and No/100 Euro (€139,000,000), plus any positive Estimated Working Capital Adjustment, or less the absolute value of any negative Estimated Working Capital Adjustment (such amount being referred to as the “Purchase Price”), which amount will be paid by wire transfer of immediately available funds to a bank account (or accounts) as shall be designated in writing no later than two (2) Business Days prior to the Closing Date by Seller to Dresser.

3.2 Pre-Closing Estimate; Post-Closing Adjustment of Purchase Price.

(a) No later than three (3) Business Days prior to Closing, Seller shall cause to be prepared and delivered to Dresser a statement of the “Closing Working Capital”, which shall be the result of the (i) sum of all accounts receivable plus inventory of the Business, minus (ii) accounts payable of the Business, as estimated as of the Determination Date and prepared in accordance with the Accounting Principles and in the format set forth in Schedule 1.1(h). Closing Working Capital shall specifically exclude Indebtedness and capital leases, but shall include any cash of Seller that has been contributed to Buyer at Closing. Dresser shall have no right to object to the calculation of Closing Working Capital delivered by Seller provided such calculation was (A) prepared in good faith, and (B) prepared in accordance with the Accounting Principles and in the format set forth in Schedule 1.1(h), and on a basis consistent with the preparation of the Financial Statements as of the Fiscal Date.

(b) As promptly as practicable after the Closing, but in any event within ninety (90) days following the Closing Date, Seller (with the assistance of Dresser, as reasonably requested by Seller) will cause to be prepared and delivered to Dresser an audited statement prepared in accordance with the Accounting Principles, in the format set forth in Schedule 1.1(h), and on a basis consistent with the preparation of the Financial Statements as of the Fiscal Date, setting forth Seller’s calculation of the Net Working Capital and Seller’s calculation of the Net Working Capital Deficit or Net Working Capital Surplus, as applicable, as of the Determination Date (the “Closing Statement”).

(c) If Dresser disagrees with Seller’s calculation of Net Working Capital and the resulting Net Working Capital Deficit (or Surplus) as set forth in the Closing Statement delivered pursuant to Section 3.2(b), Dresser may, within forty-five (45) days after delivery of such documents, deliver, in writing, a notice to Seller disagreeing with Seller’s calculation of Net Working Capital and the resulting Net Working Capital Deficit (or Surplus) and setting forth Dresser’s calculation of Net Working Capital and resulting Net Working Capital Deficit (or Surplus). Any such notice of disagreement shall specify those items and amounts as to which Dresser disagrees, and Dresser shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. If Dresser does not notify Seller of any dispute within forty-five (45) days of the delivery of the Closing Statement pursuant to Section 3.2(b), the Closing Statement shall be deemed to be the Final Closing Statement.

(d) If a notice of disagreement shall be delivered pursuant to Section 3.2(c), Dresser and Seller shall, during the thirty (30) days following such delivery (or such longer period as Dresser and Seller shall mutually agree in writing), use their best efforts to reach agreement on the disputed items or amounts in order to determine the Net Working Capital and the resulting Net Working Capital Deficit (or Surplus). If, during such period, Dresser and Seller are unable to reach such settlement, Dresser or Seller shall promptly thereafter retain the Independent Accounting Firm to promptly review the disputed items or amounts for purposes of calculating Net Working Capital and the resulting Net Working Capital Deficit (or Surplus). In making such a calculation, the Independent Accounting Firm shall (i) consider only those items or amounts in the Closing Statement and in Seller’s calculation of Net Working Capital and the resulting Net Working Capital Deficit (or Surplus) as to which Dresser has disagreed and (ii) assign to such disputed amounts a value which is equal to or between (but not above or below) the values assigned by Dresser and Seller to such disputed amounts. The Independent Accounting Firm shall deliver to Dresser and Seller, as promptly as practical, a report setting forth each such calculation and such report shall result in the determination of the Final Closing Statement. The determination by the Independent Accounting Firm as aforesaid shall not be treated as an arbitration, but as a determination made on an equitable basis (equo apprezzamento) under Article 1349, first paragraph, of the Italian Civil Code and will be final and binding on the Parties. The Independent Accounting Firm shall use its best efforts to complete its work within thirty (30) days following its engagement. The expenses of the Independent Accounting Firm to resolve a dispute under this Section 3.2(d) shall be shared equally by Dresser and Seller.

(e) Dresser and its auditors shall have the opportunity to observe the physical inventory taken in connection with the Closing Statement (which may begin prior to the Closing Date).

(f) Within five (5) Business Days after the determination of the Final Closing Statement in accordance with this Section 3.2,

(i) if there is a Net Working Capital Deficit, then Seller shall pay to Dresser an amount equal to the Net Working Capital Deficit, as a reduction of the Purchase Price; and

(ii) if there is a Net Working Capital Surplus, then Dresser shall pay to Seller an amount equal to the Net Working Capital Surplus, as an increase in the Purchase Price.

(g) The net payment made pursuant to Section 3.2(f) shall (i) include interest at the Reference Rate per annum from the Closing Date through the date of such payment (on the basis of a 360-day calendar year), and (ii) be made in Euro by wire transfer of immediately available funds to such bank account as shall be designated in writing by the recipient at least three (3) Business Days prior to the payment date.

(h) Dresser and Seller agree that they will and agree to cause their respective independent accountants to cooperate in the preparation of the Closing Statement and the calculation of Net Working Capital and the resulting Net Working Capital Deficit (or Surplus), including, making available to the extent reasonably required Books and Records (subject to appropriate indemnification) and accounting personnel.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the terms, conditions and limitations set forth in this Agreement, Seller hereby represents and warrants to Buyer and Dresser as follows:

4.1 Organization of Seller. Seller is a società per azioni duly organized, validly existing and in good standing under the Laws of Italy and has the corporate power and authority to own, lease and operate the assets that it owns, and to carry on the Business as now being conducted.

4.2 [omitted]

4.3 Authorization. Seller has the corporate power and authority to execute and deliver this Agreement and each Seller Ancillary Document, and to perform its obligations hereunder and thereunder. This Agreement has been, and the Seller Ancillary Documents shall be as of the Closing Date, duly authorized, executed and delivered by Seller and do or shall, as the case may be, when duly executed by all parties and delivered by Seller and subject to any applicable Competition Laws, constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.4 Consents and Approvals; No Violations. Except for requirements under applicable Competition Laws and the filing of the Transfer Deed under Articles 2436, 2444 and 2556 of the Italian Civil Code, and except as set forth on Schedule 4.4 (the “Consents”), neither the execution and delivery of this Agreement, the Contribution in Kind, nor the Seller Ancillary Documents by Seller nor the performance of this Agreement by Seller, including the Contribution in Kind of the Business to Buyer, will (i) conflict with or result in any breach of any provision of the atto costitutivo or statuto of Seller; (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (iii) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, to which Seller is a party and related to the Business or to which the Business is subject; or (iv) violate any Law applicable to the Business.

4.5 Title to Assets; Necessary Assets.

(a) At the Closing, Buyer will have good title to the Transferred Assets, free and clear of any Liens, except for those Liens set forth in Schedule 4.5(a). Each material item of the Transferred Assets is in good operating condition and repair, subject to normal wear, maintenance and obsolescence and is usable in the regular and ordinary course of business as currently conducted. This Section 4.5(a) does not apply to Real Property (which is exclusively the subject of Section 4.8), Intellectual Property (which is exclusively the subject of Section 4.9) or Material Contracts (which are exclusively the subject of Section 4.13).

(b) Except as disclosed in Schedule 4.5(b), and except for the assets that will be used in connection with providing services under the Transition Services Agreement, the services listed in Schedule 4.5(b) and the Trademark License Agreement, the Transferred Assets and the Employees and the rights to be acquired under this Agreement (including the services to be provided pursuant to the Transition Services Agreement and the Trademark License Agreement) include all tangible and intangible assets, personnel and rights that are used or held for use by Seller primarily in or necessary for the operation or conduct of the Business as currently conducted, and, except for changes (i) that have occurred in the ordinary course of business, or (ii) contemplated or disclosed by this Agreement, the Ancillary Documents or the Schedules hereto or thereto, in substantially the same manner as the Business has been conducted since December 31, 2002.

(c) The Cubo Gas Compressors are the only reciprocating compressors used by Seller in the Cubo Gas application.

4.6 Accounts Receivable; Notes Receivable. Seller has delivered to Buyer a schedule of accounts receivable of the Business as of December 31, 2003. All the accounts receivable of Seller included in the Transferred Assets as of the Closing Date will be existing and originating from agreements validly entered into in the ordinary course of business. To Seller’s Knowledge, such accounts receivable will be collectible for their entire nominal amount (net of any reserves set forth in the Final Closing Statement) in the ordinary course consistent with past practice. Except as disclosed in Schedule 4.6, after giving effect to the Contribution in Kind, there will be no notes receivable of Seller included in the Transferred Assets owing by any Person in the capacity as a director, officer, shareholder, employee or Affiliate of Seller that have not been paid in full prior to the date hereof or shall be paid in full prior to the Closing Date.

4.7 Absence of Material Adverse Effect. Since December 31, 2003, there has not been:

(a) any change in the Business, other than in the ordinary course;

(b) any Material Adverse Effect;

(c) any damage, destruction or loss, whether or not covered by insurance, affecting the Transferred Assets or the Business;

(d) to the extent Seller kept books, accounts or records in the Business prior to December 31, 2003, any material alteration in the manner in which the Business or Seller keeps its books, accounts or records, or in the accounting principles and practices therein reflected;

(e) a termination or, to Seller’s Knowledge, threatened termination or substantial modification of the relationship between the Business and any material customer (other than jobs completed in the ordinary course of business) or supplier or, except in the ordinary course of business, adverse event affecting any product or process used in the Business;

(f) a lease of, or commitment to acquire or lease, any realty or any substantial item of machinery or equipment which would constitute a Transferred Asset;

(g) any Lien placed upon any of the assets or properties of the Business outside of the ordinary course of business;

(h) a sale, assignment or transfer of any material asset or property or cancellation of any debt or claim or waiver of any right of Seller with respect to the Business, except in the ordinary course of business;

(i) any increase in the salary or other compensation payable or to become payable to any employee, officer or director of the Business, or the declaration, payment or commitment of any kind for the payment of a bonus or other compensation or benefit, in each case outside the ordinary course of business or as contemplated or required by Law; or

(j) any commitment for material capital expenditures relating to the Business, except as may have been necessary for ordinary repair, maintenance and replacement.

4.8 Real Property. Except as set forth in Schedule 4.8, at the Closing, Buyer will have (i) good title to the Owned Real Property free and clear of all Liens, and (ii) a valid leasehold interest in the Leased Real Property. The Owned Real Property and the Leased Real Property that are used in the conduct of the Business: (i) are in normal operating condition and repair, normal wear and tear excepted; and (ii) comply with all applicable zoning and building Laws. The Real Property constitutes all items of real property primarily used in or necessary to the Business as currently conducted, and except for changes that have occurred in the ordinary course of business or as disclosed in any Schedule to this Agreement, in substantially the same manner as the Business has been conducted since December 31, 2002.

4.9 Intellectual Property. Except as set forth in Schedule 4.9:

(a) the Business IP constitutes all of the Intellectual Property necessary for the operation of or primarily used in the Business both (i) as the Business is currently conducted and (ii) except for changes that have occurred in the ordinary course of business or contemplated or disclosed by this Agreement, the Ancillary Documents or the Schedules hereto or thereto, in substantially the same manner as the Business has been conducted since December 31, 2002, assuming for the purposes of this Section 4.9(a)(ii) that since such date the Business has been conducted in substantially the same manner as it is currently conducted;

(b) except for the Licensed-In Business IP and Licensed-Out Business IP, Seller (prior to the Contribution in Kind) and Buyer (following the Contribution in Kind) is the sole and exclusive owner, free and clear of all Liens, of all right, title and interest in and to all of the Business IP;

(c) the Licensed-In Business IP Agreements are binding against Seller and, assuming their enforceability against the other party thereto, in full force and effect and provide Seller with all rights to exploit the Licensed-In Business IP necessary for the operation of the Business (i) both (A) as the Business is currently conducted and (B), except for changes (1) that have occurred in the ordinary course of business, or (2) contemplated or disclosed by this Agreement, the Ancillary Documents or the Schedules hereto or thereto, in substantially the same manner as the Business has been conducted since December 31, 2002, assuming for the purposes of this Section 4.9(c) (B) that since such date the Business has been conducted in substantially the same manner as it is currently conducted, and (ii) as contemplated by the Licensed-In Business IP Agreements;

(d) all Licensed-In Business IP Agreements, true and accurate copies of which Seller has provided to Buyer, are set forth in Schedule 4.9;

(e) Seller has the right to assign all right, title and interest in and to its Business IP (other than the Licensed-In IP) without seeking the approval or consent of any third party and without payments to any third party;

(f) all of the Business IP will be validly transferred to Buyer in the Contribution in Kind;

(g) all Licensed-Out Business IP Agreements, true and accurate copies of which Seller has provided to Buyer, are set forth in Schedule 4.9;

(h) since January 1, 2001, no Action has been brought or, to the Knowledge of Seller, has been asserted or is threatened by any third party that alleges that any Transferred Assets or their use infringes the rights of others and, to the Knowledge of Seller, there is no basis for any such assertion or threat;

(i) to Seller’s Knowledge, no Business IP is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by Seller or restricting the sale, transfer, assignment or licensing thereof by Seller to any person; and

(j) Seller has not asserted, threatened or initiated any Action against any third party alleging that such third party Infringes any Business IP and, to the Knowledge of Seller, no third party is Infringing any Business IP.

4.10 Financial Statements.

(a) Attached as Schedule 4.10 are audited Statements of Net Assets and Related Statement of Revenues, Direct Costs and Expenses of the GE Oil & Gas Distribution Business of Nuovo Pignone S.p.A. (collectively, the “Financial Statements”) for the fiscal years ending on December 31, 2002 and December 31, 2003 (the latter being referred to as the “Fiscal Date”) together with an unaudited estimate of net income for the fiscal years ended December 31, 2002 and December 31, 2003 (the “Estimates,” which shall not be considered part of the Financial Statements for any purpose).

(b) The Financial Statements (excluding the Estimates): (i) have been prepared in accordance with the Books and Records of Seller; (ii) have been prepared in accordance with the Accounting Principles and U.S. generally accepted accounting principles, as consistently applied by GE Oil & Gas and (iii) except for the effect of the line items not reflected therein, presents fairly in all material respects the financial condition of the Business at and for the periods then ended and the results of its operations for the fiscal period then ended. The results of operations set forth in the Financial Statements were not dependent upon any assets or Contracts other than those (x) included in the Transferred Assets as Assigned Contracts, (y) disposed of or terminated in the ordinary course of business, consistent with past practices, or (z) used in connection with providing services under the Transition Services Agreement. The Estimates were prepared in good faith.

(c) Seller keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect in all material respects (i) the transactions and dispositions of assets of the Business and (ii) the value of Inventory calculated in accordance with the Accounting Principles.

(d) The Financial Statements reflect the fair value of derivative hedging financial instruments, as disclosed in Note 5 thereof, as of the dates thereof.

4.11 Litigation. Except as set forth in Schedule 4.23, Schedule 4.11 sets forth each instance in which Seller (to the extent related to the Business) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any Action of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. To the Knowledge of Seller, no such Action is threatened and no facts exist which reasonably could be expected to give rise to such Action.

4.12 Compliance with Applicable Law. Except as set forth on Schedule 4.12, the conduct of the Business does not violate any provision of any applicable Law, and Seller has received no notice that the Business is being conducted in violation of any applicable Law.

4.13 Material Contracts.

(a) All Material Contracts are in full force and effect in all material respects and, to the Knowledge of Seller, assuming the due authorization, execution and delivery by each other party thereto, as of Closing will be, except as set forth on Schedule 4.13(a), enforceable against the parties thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. There does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder as of the date hereof or as of the Closing on the part of Seller, except as set forth on Schedule 4.13(a). To the Knowledge of Seller, no counterparty to any Material Contract is in material breach or material default under any Material Contract.

(b) All Material Contracts have been made available to Buyer or Dresser. To the Knowledge of Seller, except for the claim described in the attachment to Schedule 4.13(b), no counterparty to any Material Contract set forth on Schedule 4.13(b) has made a written claim against Seller for breach of warranty arising out of any Material Contract set forth on Schedule 4.13(b).

(c) As of or prior to the Closing, Seller has not received any notice of, nor, to the Knowledge of Seller, does there exist any event that would result in, any Guarantee being called by the counterparty to or beneficiary of such Guarantee.

4.14 Employee Benefit Plans. Schedule 4.14 contains a list of all benefit plans and all bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plans or arrangements (collectively, “Pre-Transfer Employee Benefit Plans”) applicable to the current or former employees of the Business prior to the Closing Date, except those employee plans that are provided by the Italian government and pursuant to which Buyer has (i) no financial obligation other than to make regular contributions as required by Italian Law as part of its payroll cycle and (ii) no administerial obligations in excess of those imposed on similarly situated Italian corporations. The Pre-Transfer Employee Benefit Plans have been administered in accordance with their terms and applicable Law.

4.15 Labor Matters.

(a) Employees. All Employees are, and will be as at the Closing Date, regularly recorded on the appropriate Books and Records of Seller together with the aggregate compensation payable to each of them, all in accordance with applicable Law. The employment of the Employees is governed (i) by their employment agreements, (ii) as to managers (dirigenti), by the provisions of the collective bargaining agreement for managers of industrial enterprises in force as of the date hereof and (iii) as to the other Employees, by the collective bargaining agreement for the mechanical industry (metalmeccanici) in force as of the date hereof and by the company collective bargaining agreements listed on Schedule 4.15(a) attached hereto. Except as set forth in such Schedule, the Financial Statements and except as otherwise provided under any applicable Law, there are no pension, retirement, deferred compensation, bonus, profit-sharing, insurance, severance or similar plans, agreements, arrangements, or informal understandings, whether written or oral, for the benefit of any of the Employees. Seller previously made available to Buyer information regarding personnel employed in the Business as of September 30, 2003. The Business is in compliance with all currently applicable Law and collective bargaining agreements respecting employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. With respect to the Business, (i) all amounts required by Law or by collective bargaining agreements to be withheld from the wages, salaries, and other payments to employees have been withheld; (ii) all declarations, returns and reports to be filed with respect to social security and welfare Laws have been filed and all relevant social or welfare charges have been paid when due, and (iii) there exists no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Amounts due from Buyer, or for which any claim may be asserted against Buyer, for severance pay (trattamento di fine rapporto), holiday pay, thirteenth and fourteenth month salary obligations and bonuses relating to the employees of the Business have been accrued as a liability on the books and records of Seller. To Seller’s Knowledge, there is no Person, who is not listed in Schedule 1.1(c), who has title to claim to be an Employee.

(b) Strikes. There is no labor strike, work stoppage or other labor dispute or unrest, pending or threatened in writing.

(c) Actions. There are no pending audits, investigations, claims, proceedings or other Actions by any employee of the Business, any individual or Governmental Entity, or any labor, administrative, social security or insurance authorities, in connection with the compliance by Seller (with respect to the Business) of its labor and social security obligations and applicable collective bargaining agreements.

(d) Unfair Labor Practices. There is no unfair labor practice charge or complaint brought by any employee pending or, to the Knowledge of Seller, threatened against Seller (with respect to the Business).

(e) Union Consultation. The labor union consultation procedure contemplated by Article 47 of Law no. 428 of December 29, 1990 (as amended by Article 2 of Legislative Decree no. 18 of February 2, 2001) has been duly completed prior to the date of this Agreement.

(f) Agents. Schedule 4.15(f) contains a list of all agency agreements primarily relating to or necessary for the conduct of the Business entered into by Seller in force as of the date hereof. Such agency agreements, including the agency agreements that may be entered into after the date hereof in accordance with the provisions of Section 6.1, and excluding the agency agreements that will be terminated (for any reason whatsoever) between the date hereof and the Closing Date, are in full force and effect in all material respects and, to the Knowledge of Seller, assuming the due authorization, execution and delivery by each other party thereto, as of closing will be enforceable against the parties thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. To the Knowledge of Seller, there does not exist under any such agency agreement any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder as of the date hereof or as of the Closing on the part of Seller. To the Knowledge of Seller, no counterparty agent to such agency agreement is in material breach or material default under such agency agreement. Except as set forth in Schedule 4.15(f), to the Knowledge of Seller, there is no other Person who claims to be an agent of Seller.

4.16 Taxes.

(a) Seller (i) has correctly and accurately drawn up and timely filed or will file on a timely basis with the appropriate taxing authorities all material Tax Returns that were required to be filed by Seller with respect to the Business prior to the date hereof, and (ii) has paid all Taxes due and payable or made adequate provision for the payment of all Taxes to be due and payable according to any applicable provision of Law with respect to the Business.

(b) (i) none of the Tax Returns with respect to the Business are currently being audited or examined by any taxing authority and (ii) there is no material unpaid Tax deficiency, determination or assessment currently outstanding against the Business.

4.17 Environmental, Health and Safety Matters. Except with respect to (i) Environmental Liabilities at the Cusano Milanino sales offices, (ii) Environmental Liabilities identified in the Environmental Report or that are required to be remediated by applicable authorities as a result of Seller’s reporting to such applicable authorities such Environmental Liabilities (including any remediation that may be required by applicable authorities as a result of the October 2003 Site Characterization Plan submitted by Seller with respect to Talamona), and (iii) Site Pollution (with respect to each of the foregoing no representations or warranties are being made by Seller):

(a) Except as set forth in Schedule 4.17, since January 1, 2003, the Business has been in compliance with Environmental, Health and Safety Laws.

(b) The Business has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to all Environmental, Health and Safety Laws for the occupation of the Real Property and operation of the Business, and Seller has received no written notice of any Action to revoke or modify any of such permits or approvals.

(c) Except as set forth in Schedule 4.17, since January 1, 2003, Seller has not received any currently outstanding written notice, report or other written information regarding any actual or alleged violation of Environmental, Health and Safety Laws.

(d) Except as set forth in Schedule 4.17(d), the Business (which for the purposes of this Section 4.17(d) only shall include other operations of Seller or its Affiliates conducted in Talamona) has never (i) manufactured, sold, distributed, designed, installed, used or specified the use of asbestos or asbestos-containing products for any purpose, nor (ii) entered into any agreement to indemnify, defend, or hold harmless any other entity for liabilities allegedly arising from or in any way relating to asbestos or asbestos-containing products. Seller has performed all workplace monitoring for asbestos that is required by applicable Law with respect to the facility of the Business at Talamona.

(e) To Seller’s Knowledge, Seller has not assumed or undertaken any Environmental Liability of any other Person that is related primarily to the Business.

(f) Seller has or prior to Closing will have, to the extent required by applicable Law, reported all violations identified in the Environmental Report to appropriate authorities, and will following the Closing take all actions that are (i) identified in the Environmental Report, (ii) agreed upon in writing as a result of the Environmental Report, or (iii) required by applicable Law as it relates to such violations.

(g) Except as set forth in Schedule 4.17, Seller has complied in all material respects with applicable Law relating to the discharge of waste water at the facility of the Business at Talamona.

THIS SECTION 4.17 CONTAINS THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO ANY ENVIRONMENTAL, HEALTH OR SAFETY MATTERS, INCLUDING ANY ARISING UNDER ANY ENVIRONMENTAL, HEALTH AND SAFETY LAWS.

4.18 Insurance. Schedule 4.18 sets forth a true and complete list of all current property and liability insurance programs relating to the Transferred Assets and the Business.

4.19 Permits. To Seller’s Knowledge, except as set forth in Schedule 4.19, each Permit is valid and in full force and effect, or, if appropriate under applicable Law, a request has been timely and duly filed with the competent Governmental Entity for its renewal.

4.20 Inventory; Condition of Assets.

(a) Except as reserved on the Financial Statements or the Final Closing Statement, and subject to ordinary course, loss, waste and aging, the Inventory as of the Closing Date will be of good quality and is saleable and usable in the ordinary course of business.

(b) The buildings, structures, plants and equipment of the Business are in good and usable condition, ordinary course wear and tear excepted, and regular maintenance has not been delayed beyond a reasonable amount of time, other than buildings, structures, plants and equipment of the Business currently under or scheduled for repair or construction.

4.21 Transactions with Affiliates. Except as set forth on Schedule 4.21 or as contemplated in connection with the Acquisition, as of the Closing Date there will be no Contract or arrangement between Buyer, on the one hand, and Seller, on the other hand, and no such Contract is used primarily in or necessary for the conduct or operation of the Business after the Closing Date. Except as set forth in Schedule 4.21, no revenues of the Business for the fiscal year ended December 31, 2003 were derived from sales to Affiliates of Seller.

4.22 Certain Fees. Seller has not incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Acquisition for which Buyer shall be liable.

4.23 Product Liability. Except as set forth in Schedule 4.23, to the Knowledge of Seller, there do not exist, and since January 1, 2003 there have not been, any lawsuits, arbitral proceedings or other legal proceedings before any court or arbitral tribunal, alleging that Seller (with respect to the Business) has manufactured, sold or provided, products which do not comply with the Laws or standards being in force from time to time in any relevant jurisdiction, or which are defective, unhealthy or dangerous.

4.24 Suppliers and Customers. No material supplier or customer of the Business has terminated its normal business with Seller relating to the Business during the twelve (12) months immediately preceding the date of this Agreement. Seller has not received any written notice to the effect that any material supplier or customer of the Business intends to terminate, in the foreseeable future, its business with Seller and/or Buyer.

4.25 Accuracy as of the Closing Date. The representations and warranties of Seller contained in this Article IV shall be true and correct as of the date hereof and also as of, and as though made on, the Closing Date (included), except: (i) those representations and warranties of Seller that speak of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date; and (ii) as affected by transactions contemplated herein or otherwise approved in writing by Buyer or made in the ordinary course of business consistently with Section 6.1.

4.26 Effect of Closing. Except as set forth in Section 8.2, Closing shall not in any way constitute a waiver of either Party’s rights to indemnification with respect to any inaccuracy, breach or violation of representations, warranty, covenant or undertaking on the part of the other Party.

4.27 Seller Individuals with Knowledge. Each of the individuals listed in Schedule 1.1(e)(ii) has reviewed the representations and warranties in Article IV and, without the necessity of evidencing the response in writing to Buyer, each of them has informed Seller that he has no actual knowledge of any breach thereof.

4.28 No Other Representations or Warranties. NOTWITHSTANDING ANY OTHERWISE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER OR DRESSER WITH RESPECT TO:

(a) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED, OR MADE AVAILABLE, TO BUYER OR DRESSER OR FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS; OR

(b) EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE IV, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER DRESSER OR THEIR COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO SELLER, OR THE BUSINESS.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR THE SHARES. EACH OF DRESSER AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT, BUYER IS BEING CONTRIBUTED THE BUSINESS, AND DRESSER’S AFFILIATED DESIGNEE IS PURCHASING THE SHARES, ON AN “AS-IS, WHERE-IS” BASIS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND DRESSER

Subject to the terms, conditions and limitations set forth in this Agreement, Buyer and Dresser, jointly and severally, hereby represent and warrant to Seller as follows:

5.1 Organization and Capitalization. Buyer is a società per azioni duly organized, validly existing and in good standing under the Laws of Italy. Dresser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. As of the date hereof, Buyer has a share capital of €100,000, fully subscribed and paid-in, represented by 100,000 ordinary shares, with a par value of €1 each. The Shares, when issued by Buyer, shall be duly authorized and fully paid and, other than Seller’s obligation to sell the Shares for the Purchase Price to Buyer’s Affiliated designee, free and clear of any Liens. Buyer meets the requirements of Article 87, paragraph 1, letter d) of the Uniform Income Tax Law (Testo Unico delle Imposte sui Redditi) approved with D.P.R. No. 917 of December 22, 1986.

5.2 Authorization. Each of Dresser and Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each Buyer Ancillary Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement has been, and Buyer Ancillary Documents shall be as of the Closing Date, duly authorized, executed and delivered by each of Dresser and Buyer and do or shall, as the case may be, when duly executed by all parties and delivered by each of Dresser and Buyer and subject to any applicable Competition Laws, constitute the valid and binding agreements of Dresser and Buyer, enforceable against Dresser and Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3 Consents and Approvals; No Violations. Except for requirements under applicable Competition Laws, the filing of Buyer’s shareholders’ meeting resolutions, amendments to Buyer’s Articles of Association to effectuate the Acquisition and the filing of the Transfer Deed, neither the execution and delivery of this Agreement nor the Buyer Ancillary Documents by Dresser and Buyer nor the performance of this Agreement by Dresser and Buyer will (i) conflict with or result in any breach of any provision of the organizational documents of Dresser and Buyer; (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (iii) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Dresser or Buyer is a party or by which Dresser or Buyer or any of its assets may be bound; or (iv) violate any Law applicable to Dresser or Buyer, excluding from the foregoing clauses (ii), (iii) and (iv) such requirements, violations, conflicts, defaults or rights (A) which would not adversely affect the ability of Dresser or Buyer to consummate the Acquisition or (B) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller.

5.4 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Dresser or Buyer, threatened against Dresser or Buyer, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Dresser or Buyer’s ability to consummate the Acquisition.

5.5 Certain Fees. Neither Dresser nor Buyer has employed any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Acquisition.

5.6 Financial Capability. Either Dresser or Buyer has and will have as of the Closing Date sufficient funds to effect the Closing and the Acquisition. Dresser has furnished to Seller prior to the date hereof documentation and evidence, reasonably satisfactory to Seller, of such funds.

5.7 Dresser and Buyer Qualifications. Each of Dresser and Buyer is qualified to obtain all consents and approvals required hereunder and there are no conditions in existence which could reasonably be expected to delay, impede or condition the receipt by Dresser or Buyer of any of such consents or approvals.

5.8 Independent Review. Each of Dresser and Buyer has conducted its own independent review and analysis of the Business and its condition, cash flow and prospects, and acknowledges that each of Dresser and Buyer has been provided access to the properties, premises and records of the Business for this purpose. In entering this Agreement, each of Dresser and Buyer has relied exclusively upon its own investigation and analysis and the representations and warranties contained herein, and each of Dresser and Buyer:

(a) acknowledges that: (i) it has had the opportunity to visit with and meet with the officers and other representatives of Seller to discuss the Business and its condition, cash flow and prospects, (ii) all materials and information requested by Buyer have been provided to Dresser and Buyer to their reasonable satisfaction, and (iii) Seller has made no representation or warranty that the Transferred Assets will, following the Closing Date, achieve any financial results or results of operations;

(b) acknowledges that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Business) as Dresser and Buyer deem adequate;

(c) acknowledges that neither Seller nor any of its directors, officers, employees, Affiliates, agents or representatives make any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Dresser or Buyer or its respective agents or representatives prior to the execution of this Agreement;

(d) agrees, to the fullest extent permitted by Law, that neither Seller nor any of its Affiliates or advisors shall have any liability or responsibility whatsoever to Dresser or Buyer on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to Dresser or Buyer prior to the execution of this Agreement unless referenced herein; and

(e) represents that it does not know of any condition or event that constitutes a breach by Seller of the representations and warranties set forth in ARTICLE IV that would excuse Dresser or Buyer from its timely performance of its obligations hereunder.

5.9 SEC Reports.

(a) Dresser has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 2004 (the “SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports (including, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) All of the financial statements included in the SEC Reports, in each case, including any related notes thereto, as filed with the SEC, have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of Dresser at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

ARTICLE VI

PRE-CLOSING COVENANTS OF THE PARTIES

6.1 Conduct of the Business. Seller agrees that, during the period from the date of this Agreement to the Closing, except as (i) contemplated by this Agreement, the Ancillary Documents or the Schedules hereto or thereto, (ii) required by applicable Law or (iii) otherwise consented to in writing by Dresser or Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Business to be conducted in its normal and ordinary course and so as to maintain the same as a going concern. In particular, but without limitation to the generality of the foregoing, during the aforesaid period and subject to the aforesaid exceptions, Seller shall not, in connection with the Business:

(a) increase the rate of compensation payable to any Employees or consultants of the Business, other than increases (A) made to employees generally in accordance with normal past practice and in the ordinary course of business or (B) mandated by Law or collective bargaining (either national or negotiated at company’s level) or individual agreement in force as of the date of this Agreement and disclosed herein;

(b) waive any right relating to the Business having a value in excess of €250,000 or rights having an aggregate value of €500,000;

(c) acquire or dispose of any real properties, any participations in the equity of other companies or any other interest in an undertaking, or acquire, dispose of or lease (as lessor or lessee) any business or segment of business;

(d) take any action which may, or does, materially and adversely affect or modify the business or organization of the Business;

(e) enter into any guarantees of, or indemnities to secure the obligations of third parties, or incur financial or other obligations to guarantee or secure obligations of third parties with respect to the Business;

(f) change its accounting methods, principles, practices or policies;

(g) materially amend or terminate any of the Material Contracts, except as required or contemplated in any Material Contract;

(h) except (i) in the normal and ordinary course of its business, or (ii) with respect to those to be retained by Seller, compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

(i) delay or accelerate the payment of any amount due, respectively, to or by its suppliers or customers or solicit or agree to the extension or acceleration of the payment terms otherwise applicable, respectively, to any suppliers or customers pursuant to the normal commercial practice of Seller; or

(j) undertake or agree to do any of the foregoing.

6.2 Access to Information.

(a) Subject to the restrictions of any applicable Law or contractual undertaking, Seller shall give Buyer and Dresser and their authorized representatives reasonable access to inspect and investigate the Business, including access to (a) Books and Records and accounting personnel with respect to (i) the preparation of the Financial Statements, the S-X Financials and the Closing Statement, and (ii) the preparation by Buyer or its Affiliates of financial information required under Form 8-K under the Securities Exchange Act of 1934 as a result of the transactions contemplated by this Agreement, including access to information relating to corporate overhead allocations and other items that have not been included in the Financial Statements but relate to the Business (the “Additional 8-K Information”), and (b) offices and other facilities and properties of the Business, provided, however, that Dresser or Buyer shall give Seller reasonable prior written notice of its desire to have access to plant, Books and Records, property and equipment of the Business and top management, and such access shall be conducted in such a manner as to not unreasonably interfere with the operation of the Business; and Seller’s relations with its employees and labor unions shall be safeguarded; provided further, however, that such access following the Closing Date shall be solely for the purpose of providing access to Books and Records and accounting personnel with respect to the preparation of the Financial Statements, the S-X Financials, the Additional 8-K Information and the Closing Statement.

(b) All information furnished or provided by Seller or its Affiliates to Dresser or Buyer or their respective representatives (whether furnished before or after the date of this Agreement) shall be held subject to the Confidentiality Agreement.

(c) Dresser and Buyer shall provide Seller with such documentation as Seller may reasonably request to permit Seller to conduct a reasonable due diligence investigation concerning the financial capability, resources, condition and creditworthiness of Buyer.

6.3 Consents.

(a) Each Party shall cooperate and use its Commercially Reasonable Efforts to obtain all Consents. In addition to the foregoing, each of Dresser and Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the Acquisition.

(b) Each of Dresser and Buyer will promptly, and in any event within seven (7) days after execution of this Agreement, make all filings or submissions as are required to be filed under applicable Competition laws. Each of Dresser and Buyer will take all actions necessary, proper or advisable under applicable Competition Laws to ensure that the Acquisition may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Competition Laws on this Agreement and the Acquisition. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under applicable Competition Laws. Without limiting the generality of the foregoing, each Party will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will promptly (i) comply with any such inquiry or request, (ii) permit the other to review in advance any proposed communications to any Governmental Entity and (iii) provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each Party will keep the other apprised of the status of any such inquiry or request. No Party to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance whenever practicable, and, to the extent permitted by such Governmental Entity, gives the other Party the reasonable opportunity to attend and participate at such meeting.

6.4 Further Assurances. Each Party shall cooperate, and use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Acquisition. Seller will use Commercially Reasonable Efforts to ensure that the conditions set forth in ARTICLE IX hereof are satisfied, insofar as such matters are within the control of Seller, and each of Dresser and Buyer will use Commercially Reasonable Efforts to ensure that the conditions set forth in ARTICLE IX hereof are satisfied, insofar as such matters are within the control of Dresser and Buyer. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Acquisition, to use Commercially Reasonable Efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

6.5 Exclusive Dealing. From the date hereof until the Closing Date, Seller and its Affiliates, officers, directors, advisors and representatives agree, not to, directly or indirectly, (i) solicit or initiate, or encourage or facilitate the submission of, proposals or offers relating to, (ii) respond to any submissions, proposals or offers relating to, (iii) engage in or facilitate any negotiations or discussions with any person relating to, (iv) encourage or initiate any person to conduct due diligence with respect to, or (v) otherwise cooperate in any way with any person in connection with any acquisition, disposition, merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business or any material portion of its assets that collectively comprise the Business. Seller shall immediately provide written notification to Dresser and Buyer of any such submissions, proposals, offers or inquiries, which notification shall include the identity of the party making such submission, proposal, offer or inquiry, to the extent not prohibited by the terms of any confidentiality agreement existing prior to the date hereof, and the main terms of any such submission, proposal, offer or inquiry.

6.6 Pre-Closing Financial Statements.

(a) Seller shall engage KPMG (the “Auditors”) to audit the financial statements (including the notes thereto) of the Business for the fiscal periods ending December 31, 2001, December 31, 2002 and December 31, 2003 within the scope and extent set forth in Schedule 6.6 (the “S-X Financials”) as promptly as practicable and, (a) with respect to the S-X Financials for the periods ending December 31, 2002 and December 31, 2003, no later than the Closing Date, and (b) with respect to the S-X Financials for the period ending December 31, 2001, which shall be consistent in scope with the S-X Financials delivered at Closing (the “‘01 S-X Financials”), no later than June 30, 2004; provided, however, that the S-X Financials for the periods ending December 31, 2002 and December 31, 2003, together with the Auditors’ opinion thereon, shall be deposited in escrow with a notary reasonably satisfactory to the Parties (and such deposit shall satisfy Seller’s obligation to deliver to Buyer such S-X Financials no later than the Closing Date), and the notary shall be directed to release such S-X Financials and replace with the S-X Financials for the three years ended December 31, 2001, 2002 and 2003, (together with the Auditors’ opinion thereon) at such time as Seller is to deliver the ‘01 S-X Financials to Buyer, or, if the ‘01 S-X Financials have not been delivered to Buyer on or before June 30, 2004, then the S-X Financials held in escrow by the notary shall be released to Buyer. In the event the ‘01 S-X Financials are not delivered on or prior to July 6, 2004, as Buyer’s and Dresser’s exclusive remedy for such failure, Seller shall owe to Buyer €2 million as liquidated damages. Seller shall owe to Buyer an additional €50,000 per day as liquidated damages for every day after July 6, 2004 that the ‘01 S-X Financials have not been delivered to Buyer, up to a maximum amount (including the €2 million) of €5.0 million. Should Seller fail to pay the €2 million as liquidated damages within 30 days following its date due, interest shall accrue on such amount at the Reference Rate from and after such 30th day. The daily liquidated damages amount of €50,000 shall be aggregated and paid in one lump sum within 30 days following the first to occur of (i) the ‘01 S-X Financials being delivered to Buyer or (ii) Seller owing to Buyer the maximum amount of liquidated damages, and any such amount unpaid thereafter shall accrue interest from and after the date due at the Reference Rate. Seller shall provide the Auditors with all work papers, financial information, consents, management representation letters or other necessary documentation or information reasonably required so that the S-X Financials are prepared in accordance with Schedule 6.6. Seller shall use its Commercially Reasonable Efforts to cause the Auditors to grant their consent to include the S-X Financials in any filing with the SEC or offering memorandum in connection with a private placement of securities that may be made or delivered by Buyer or its Affiliates from time to time, and will request the Auditors to provide a “comfort letter” relating to a filing or offering memorandum containing the S-X Financials and provide such information as the Auditors may reasonably request in connection with its delivery of such comfort letter.

(b) Seller shall deliver to Buyer prior to or at the Closing unaudited income statement information of the Business for the quarterly period ending March 31, 2004 containing the following line items: sales by product line; contribution margin by product line; base costs; operating margin and amortization and depreciation. Such financial statements shall be accompanied by Seller’s representation to Buyer that they were prepared in accordance with the Books and Records of Seller consistent with past practice.

ARTICLE VII

POST-CLOSING COVENANTS OF THE PARTIES

7.1 Employees; Employee Benefits.

(a) Effective immediately following the Closing Date, Buyer shall, at its own cost, liability and expense, provide terms and conditions of employment that are no less favorable than those to which the Employees are currently subject, to the extent required by mandatory provisions of applicable Law, and shall comply with the obligations set forth in the Union Agreement.

(b) Without limiting the generality of Section 7.1(a), Buyer agrees that (i) Buyer will cause the benefit plans applicable to the Employees to recognize all previous service with Seller or its Affiliates for the purpose of determining eligibility for and entitlement to succeeding benefits, including vesting; (ii) for the remainder of the calendar year in which the Closing occurs and for the succeeding year, the vacation and holiday plan offered to the Employees shall be equal to and in place of what Seller or its Affiliates, as applicable, would have provided the Employees had they remained employees of Seller or its Affiliates, as the case may be; (iii) Buyer shall maintain the same severance arrangements applicable to the Employees that were in effect immediately before the Closing Date; and (iv) subject to applicable Law, Buyer shall provide the Employees with base salary and overall benefits (including retiree benefits) that are no less favorable than those then provided to similarly-situated employees of Buyer or the relevant Affiliate of Buyer, as applicable.

(c) Subject to applicable Law, Buyer will credit each Employee with such number of unused vacation days and other paid time off accrued by the Employee prior to the Closing Date in accordance with the personnel policies applicable to the Employees on the date hereof, copies of which have been made available to Buyer, but only to the extent of any accruals set forth on the Closing Financial Statements.

(d) Except with respect to any payment or funding obligations under or relating to the Pre-Transfer Employee Benefit Plans with respect to any period prior to Closing, Buyer shall indemnify and hold each of the Seller Indemnified Parties harmless from any liability, loss, damage or expense that any Seller Indemnified Party may incur as a result of any claim made by any Employee with respect to any plan, benefit arrangement, individual employment, consultancy or severance contract, including claims for benefits, compensation, post-employment medical and life insurance benefits, insurance premiums and administrative expenses or severance claims arising with respect to or as a result of the Acquisition because of the failure of Buyer to offer continuing employment, whether incurred or accruing prior to, on or after the Closing Date.

7.2 Tax Matters. After the Closing Date, each Party shall reasonably cooperate (without being required to make any payment or incur any economic burden) to provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. Any information obtained pursuant to this Section 7.2 or pursuant to any other section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties unless required to be disclosed under applicable Law.

7.3 Non-Competition.

(a) For a period beginning on the Closing Date and continuing until the fifth anniversary thereof (or such shorter time required under applicable Competition Laws) (the “Term”) GE, its direct or indirect Subsidiaries, and Seller shall not engage in the engineering, design, manufacture, production, assembly, sale or service (including its components and parts) of gasoline, liquefied petroleum gas and compressed natural gas fuel distribution dispensers and systems, and the gas meters identified in Schedule 1.1(f), including the related after market field and product services, in each case as the Business is, and to the extent, currently conducted, anywhere in the world (the “Covered Business”). This Section 7.3(a) shall cease to be applicable to any Person (except Seller) at such time that it is no longer a Subsidiary of GE.

(b) Notwithstanding the provisions of Section 7.3(a) and without implicitly agreeing that the following activities would be subject to the provisions of Section 7.3(a), nothing in this Agreement shall preclude, prohibit or restrict GE nor any of its Subsidiaries (including Seller) from engaging in any manner in (i) any Financial Services Business, (ii) any De Minimis Business, (iii) the business of providing maintenance shops and services, including fueling services (but not the manufacture or sale of fuel dispenser systems or the servicing of fuel dispenser systems not owned or leased by GE or its Subsidiaries ) for trucks; providing services (including technical support with respect to repairs and selection) related to tank cars and tank containers; selling tank cars and tank containers; providing tracking and monitoring services for mobile equipment (such as cars, trucks and railcars) and for other equipment (such as gas meters); providing logistics services; and providing information technology equipment, network devices and support services for a wide variety of businesses and industries (including the oil and gas industry), or (iv) any business activity that would otherwise violate Section 7.3(a) that is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with GE or a Subsidiary of GE (including Seller) after the date of this Agreement (an “Acquired Company”); provided that, within 18 months after the purchase or other acquisition of the Acquired Business or the Acquired Company, GE or such Subsidiary (including Seller) disposes of (or enters into a binding agreement to dispose of) the Acquired Business or the relevant portion of the Acquired Company’s business or securities, or at the expiration of the 18 month period, the business of the Acquired Company complies with Section 7.3(a).

(c) Notwithstanding the provisions of Section 7.3(a), the engineering, design, production, manufacture, assembly, and sale and service (including sale of spare parts) of (i) compressors of any size, type, capacity and production range produced or manufactured by Seller, GE or any of its Subsidiaries and (ii) sensors or other sensing technology, including with respect to metering and gas flow measurement applications and including with respect to fuel dispensing stations (e.g. thermistors and pressure sensors), for any use shall not be prohibited by the provisions of Section 7.3(a), even if such activities are competitive, or deemed to be competitive, with the Business; provided, that neither GE nor any of its Subsidiaries (including Seller) shall sell or service during the Term the Cubo Gas Compressors knowing that its intended use by the customer to whom it is sold is for the delivery of compressed natural gas to motorized vehicles at refueling stations (the “Restricted Use”).

(d) Notwithstanding the provisions of Section 7.3(a), in the event GE or any of its Subsidiaries (including Seller) desires to provide any of the Covered Business as an ancillary activity to other goods or services, it shall be permitted to do so, so long as it has provided Buyer the preferential right to provide such Covered Business in accordance with the terms of the Preferential Supply Agreement.

(e) The provisions of Article 2557 of the Italian Civil Code do not apply to this Agreement.

7.4 Preservation of Records. Except as otherwise provided in this Agreement, each Party agrees, at its own expense, that each (i) shall preserve and keep the records (including all Tax and accounting records) of the Business for a period of ten (10) years from the Closing, or for any longer periods as may be required by applicable Law, any Governmental Entity or ongoing litigation, and (ii) shall make such records available to the other Party as may be reasonably required by the other Party. If either Party wishes to destroy such records after the time specified above, it shall first give sixty (60) days’ prior written notice to the other Party and each shall have the right at its option and expense, upon prior written notice given to the other

Party within that sixty (60) day period, to take possession of the records within ninety (90) days after the date of one Party’s notice to the other.

7.5 Cooperation for Transition. Each Party shall cooperate in good faith in order to achieve a transition that does not cause undue disruption of operations or stress within Seller’s personnel, such as providing reasonable access to management of Buyer and the Business; provided, however, that subject to the Transition Services Agreement and except as otherwise agreed, neither Seller nor its Affiliates will be obligated to provide any assistance that would require Seller or its Affiliates to hire any additional employees or consultants, pay overtime to employees, maintain the employment of any specific employee, or acquire any additional equipment or software.

7.6 Cessation of Use of Excluded Marks. Dresser and Buyer understand and acknowledge that the Excluded Marks and the goodwill associated therewith are the property of Seller and its Affiliates and Dresser and Buyer agree that, except as otherwise permitted in the Trademark License Agreement, (i) on the Closing Date any express or implied license to Buyer to use the Excluded Marks and any derivatives thereof shall cease and be terminated, and (ii) Seller and its Affiliates have and retain any and all common law and statutory rights in and to the Excluded Marks and any derivatives thereof. Dresser and Buyer shall use their best efforts to compel any Persons marketing any of the Transferred Assets under license agreements included in the Contracts to cease using any Excluded Marks as promptly as practicable following the Closing Date.

7.7 Further Assurances – Post Closing. Within 30 Business Days following the Closing Date, Buyer shall provide Seller with documentary evidence that (i) all the actions under Articles 2444 and 2556 of the Italian Civil Code have been duly taken and the relevant registrations granted and (ii) the Shares are duly registered in the name of the Dresser’s Affiliated designee in Buyer’s shareholder ledger. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other, at the requesting Party’s expense for reasonable out-of-pocket expenses paid to third parties incurred by the cooperating Party, in furnishing non-privileged records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving any of the Parties hereto (other than in connection with disputes between the Parties hereto), and based upon contracts, arrangements or acts of Seller or Buyer, which were in effect or occurred on, prior to, or after Closing and which relate to any of the Transferred Assets including arranging discussions with (and calling as a witness) officers and directors (or similarly situated individuals), employees, agents and representatives of Buyer or Seller, authorizing Seller or its Affiliates to act on behalf of Buyer after the Closing, as Buyer’s sole representative, and relinquishing any authority of Buyer or any of its Affiliates to act, in connection with any Excluded Assets or Excluded Liabilities (including for purposes of resolving the dispute referred to in Section 2.5), and furnishing to Seller or any Person that Seller may reasonably request, written confirmation of such authorization to act on behalf of Buyer, as its sole representative, and of such relinquishment of authority.

7.8 Guarantees. Dresser and Buyer shall use their Commercially Reasonable Efforts to arrange for substitute letters of credit, Dresser or Buyer guarantees and other obligations to replace the indemnities, project-related performance and advance payment and retention bonds, project-related performance guaranties, other guaranty obligations, letters of credit and other similar arrangements of Seller and its Affiliates relating specifically to or for the benefit of the Business outstanding as of the date of this Agreement, all of which are set forth in Schedule 7.8 and copies of which have been provided to Buyer (including any such obligations entered into on or after the date of this Agreement in compliance with Section 6.1, the “Guarantees”). Dresser and Buyer shall, to the extent the beneficiary or counterparty under any Guarantee refuses to accept such substitute letter of credit, Dresser or Buyer guarantee or other obligation, indemnify, defend and hold harmless Seller and its Affiliates against and reimburse Seller and its Affiliates to the extent any Guarantee is called upon and Seller or any of its Affiliates makes any payment or is obligated to reimburse the party issuing the Guarantee. Further, in the event Dresser or Buyer does not arrange for the substitute letter of credit, Dresser or Buyer guarantees or other obligation with respect to any Guarantee within 30 days following the Closing Date, Buyer or Dresser shall provide to Seller a stand-by letter of credit, in form and substance reasonably satisfactory to Seller, from Wells Fargo Bank or Credit Suisse First Boston and in favor of Seller for the full amount of the obligations under each such Guarantee. The costs and expenses related with obtaining such stand by letters of credit, as well the cost and expenses related to Seller maintaining the Guarantees following the Closing, shall be borne jointly, and severally, by Dresser and Buyer.

7.9 Insurance. Dresser and Buyer agree and acknowledge that none of the insurance polices of Seller and its Affiliates will provide insurance coverage in respect of the Transferred Assets or the Assumed Liabilities which are incurred or suffered in respect of the period after the Closing.

7.10 Receivables. When and as Buyer or any of its Affiliates collect any of the Receivables, Buyer shall promptly pay Seller 80% of the net proceeds of such collection.

ARTICLE VIII

OTHER AGREEMENTS

8.1 Public Announcements. Except as otherwise agreed to by the Parties, the Parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the Acquisition, except (i) as in the reasonable judgment of a Party may be required by Law or by the rules of a national securities exchange, and in any event a Party shall consult with the other Party at a reasonable time in advance of such required disclosure; and (ii) any notification to trade unions as required under Article 47 of Italian Law No. 428/1990, as amended, made jointly by Dresser or Buyer and Seller on March 15, 2004.

8.2 Prior Knowledge. If either Dresser or Buyer shall have Knowledge of Buyer on or prior to the Closing Date of any event, occurrence or development of a state of circumstances or facts which has caused, or reasonably could be expected to cause, any inaccuracy or breach by Seller of any representation, warranty, covenant or other obligation hereunder or in any Seller Ancillary Document (a “Seller Breach”), then Dresser and Buyer promptly, any in any event prior to the Closing Date, shall notify Seller of such Seller Breach in writing. Such notice shall not impair in any way Dresser’s or Buyer’s right to indemnification under ARTICLE XI. Further, to the extent that Seller proves, by a preponderance of the evidence, that Dresser or Buyer had Knowledge of Buyer prior to the Closing Date of a Seller Breach and Dresser and Buyer failed to notify Seller of the Seller Breach, neither Dresser nor Buyer shall be entitled to claim that any of the terms, conditions, representations, warranties, covenants or agreements contained in this Agreement have been breached or violated as a result of the Seller Breach and Dresser and Buyer will be deemed to fully release and forever discharge the Seller Indemnified Parties on account of any and all claims, demands or charges, known or unknown, with respect to the Seller Breach. Notwithstanding the provisions of this Section 8.2, neither Dresser nor Buyer shall be deemed to have Knowledge of Buyer with respect to any Seller Breach solely and exclusively as a result of any difference between the financial information contained in the Financial Statements and the S-X Financials for the fiscal years ended 2002 and 2003, if such S-X Financials are delivered by Seller to Buyer no earlier than the Closing Date.

8.3 No Solicitation. For a period of one (1) year following the date hereof, if this Agreement is terminated for any reason pursuant to ARTICLE X hereof, (i) Buyer and its Affiliates shall not, directly or indirectly, solicit or induce any employee, agent or contractor of the Business, to leave such employment and become an employee, agent or contractor of Buyer or any of its Affiliates; and (ii) Seller shall not, directly or indirectly, solicit or induce any employee, agent or contractor of Buyer that has been directly involved in the negotiation of this Agreement, to leave such employment and become an employee, agent or contractor of Seller or any of its Affiliates; provided, however, the foregoing restrictions on solicitation of employment shall not be deemed to apply to: (i) any activity following unsolicited inquiries concerning possible employment which are received by the other Party from or on behalf of such person; (ii) general solicitation of employment not specifically directed toward such employees of the other Party; or (iii) any employee of a Party contacted by the other Party for purposes of employment prior to December 1, 2002.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF THE PARTIES

9.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the Acquisition (including Seller’s obligation to proceed to the Contribution in Kind) is subject to the satisfaction at or prior to the Closing, as appropriate, of the following conditions (condizioni sospensive under Article 1353 of the Italian Civil Code):

(a) Injunction. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Entity indicating an intent to permanently restrain, prevent, materially delay or restructure the Acquisition.

(b) Antitrust Approvals. The approvals, consents or clearances pertaining to the Acquisition required by applicable Competition Laws listed on Schedule 9.1(b) shall have been obtained.

9.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Acquisition is further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Dresser and Buyer contained in ARTICLE V of this Agreement that are qualified as to materiality shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as if made at and as of such time, and the representations and warranties that are not so qualified shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as if made at and as of such time, except for (i) changes permitted or contemplated hereby; (ii) representations and warranties which are as of a specific date, in which event they shall be true and correct as of such date, and (iii) where the failure to be true and correct in all material respects in the aggregate would not have a material adverse effect on the ability of Buyer to consummate the Acquisition; and

(b) Performance of Obligations. Dresser and Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof.

(c) Delivery of Closing Items. Buyer shall have delivered all items specified in Section 2.12.

9.3 Conditions to Obligations of Buyer. The obligations of Dresser and Buyer to consummate the Acquisition are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller contained in ARTICLE IV of this Agreement that are qualified as to materiality shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as if made at and as of such time, and the representations and warranties that are not so qualified shall be true and correct in all material respects at the date hereof and shall be true and correct in all material respects as of the Closing as if made at and as of such time, except for (i) changes permitted or contemplated hereby; (ii) representations and warranties which are as of a specific date, which shall be true and correct in all material respects as of such date; and (iii) where the failure to be true and correct in the aggregate would not have a Material Adverse Effect;

(b) Performance of Obligations. Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred.

(d) Delivery of Closing Items. Seller shall have delivered all items specified in Section 2.11, including the S-X Financials for the periods ending December 31, 2002 and December 31, 2003 as contemplated in Section 6.6.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):

(a) in writing, by mutual consent of the Parties;

(b) by written notice from Dresser and Buyer to Seller if any of the conditions set forth in Sections 9.1 and 9.3 hereof shall have become, insofar as can be reasonably foreseen, incapable of fulfillment and shall not have been waived by Dresser and Buyer notwithstanding the fact that they may not be “condizioni sospensive” under Article 1353 of the Italian Civil Code;

(c) by written notice from Seller to Dresser and Buyer if any of the conditions set forth in Sections 9.1 and 9.2 hereof shall have become, insofar as can be reasonably foreseen, incapable of fulfillment and shall not have been waived by Seller notwithstanding the fact that they may not be “condizioni sospensive” under Article 1353 of the Italian Civil Code; or

(d) by written notice by Dresser and Buyer or Seller if the Closing has not occurred on or prior to September 30, 2004 for any reason other than delay and/or nonperformance of the Party seeking such termination.

10.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Acquisition pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the Party so terminating to the other Party, and this Agreement shall terminate and the Acquisition shall be abandoned without further action by any Party. If this Agreement is terminated pursuant to Section 10.1 hereof:

(a) each Party shall redeliver all documents, work papers and other materials of the other Party relating to the Acquisition, whether obtained before or after the execution hereof, to the Party furnishing the same or, upon prior written notice to such Party, shall destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and all information received by any Party with respect to the other Parties shall be treated as confidential in accordance with the Confidentiality Agreement and Section 6.2(a);

(b) all filings, applications and other submissions made pursuant hereto shall, at the option of Seller, and to the extent practicable, be withdrawn from the agency or other Person to which made; and

(c) except for the payment of fees and expenses for which a Party is liable hereunder, there shall be no liability or obligation hereunder on the part of Seller, Dresser, Buyer or any of their respective directors, officers, employees, Affiliates, agents, advisors or representatives, except that (i) if the basis of termination is a willful breach by Seller, Dresser or Buyer, as the case may be, of one or more of the provisions of this Agreement, the breaching Party shall be liable to the non-breaching Party, and (ii) the obligations provided for in this Section 10.2 and Sections 8.1, 8.2, 8.3, 12.1, 12.2, 12.3, 12.7, and 12.12 hereof and the Confidentiality Agreement shall survive any such termination.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification Obligations of Seller. From and after Closing and subject to the other sections of this ARTICLE XI, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from, against and in respect of any actual out of pocket losses, claims, damages or reasonable expenses (including amounts paid in settlement and reasonable attorneys’ fees and expenses), net of any insurance proceeds and Tax benefits and other amounts as provided in Section 11.5 (any of the foregoing, a “Loss”) arising out of:

(a) any breach of any representation or warranty made by Seller in ARTICLE IV of this Agreement;

(b) any breach of any covenant, agreement or undertaking made by Seller in this Agreement;

(c) any Excluded Liability; or

(d) any fraud or willful misconduct of Seller in connection with this Agreement or the Seller Ancillary Documents.

11.2 Indemnification Obligations of Dresser and Buyer. From and after Closing, Dresser and Buyer, jointly and severally, shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of:

(a) any breach of any representation or warranty made by Dresser or Buyer in ARTICLE V of this Agreement;

(b) any breach of any covenant, agreement or undertaking made by Dresser or Buyer in this Agreement;

(c) any Assumed Liability;

(d) the issuance, ownership and sale of the Shares; or

(e) any fraud or willful misconduct of Dresser or Buyer in connection with this Agreement or the Buyer Ancillary Documents.

11.3 Indemnification Procedure.

(a) Procedures for Third Party Claims. Promptly after receipt by an Indemnified Party of notice by a third party of a threatened or filed complaint or the threatened or actual commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Loss, such Indemnified Party shall provide written notification to Buyer, on the one hand, or Seller, on the other hand, whoever is the appropriate indemnifying Party hereunder (the “Indemnifying Party”), within five (5) days after the Indemnified Party’s knowledge of threatening or filing of such complaint or knowledge of the threatened or actual commencement of such audits, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) material prejudice to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such complaint, audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel (unless (i) the claim relates to an environmental, criminal or injunctive matter (other than those contemplated by the Environmental Report) or (ii) the claim is also asserted against an Indemnifying Party and the Indemnified Party reasonably determines in good faith that joint representation would be inappropriate (collectively, “Indemnified Party Controlled Claims”)), provided that the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party in respect of the entire amount of the claims asserted therein. If the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above within such thirty (30) day period, (or in case of any Indemnified Party Controlled Claims), the Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding in such a manner as it may deem appropriate, and the Indemnifying Party for the Loss in question will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use Commercially Reasonable Efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. No Indemnifying Party shall consent to a settlement of, or the entry of any judgment arising from, any claim or legal proceeding which it is defending without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld if the settlement does not in any way restrict or impair the future operations of the Business, and may be withheld for any reason or no reason at all if the settlement has such effect) unless the Indemnifying Party (w) admits in writing its liability, (x) agrees to hold the Indemnified Party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement, and (y) concurrently with such settlement the Indemnifying Party pays into court the full amount of all losses, damages, expenses and liabilities to be paid by the Indemnifying Party in connection with such settlement. No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(b) Procedures for Direct Claims. If an Indemnified Party in good faith claims a right to payment pursuant to this Agreement not involving a third party claim covered by Section 11.3(a) hereof, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration in accordance with this Agreement.

(c) Gilbarco Claims. Dresser and Buyer acknowledge that, from and after the Closing, the Gilbarco Claims shall be deemed to have been notified to Buyer, and shall be governed by the provisions of Section 11.3(a). Accordingly, Buyer, as the Indemnifying Party, shall assume the defense of the Gilbarco Claims. Seller shall reimburse Buyer for 50% of any Losses related to any settlement or judgment consented to by Seller pursuant to the procedures in Section 11.3(a) and which is allocable to the Gilbarco Claims for the sale of fuel dispensers by Seller prior to Closing; provided that such reimbursement shall not exceed €500,000.

11.4 Survival.

(a) The representations and warranties given or made by any Party in ARTICLE IV and ARTICLE V shall survive the Closing for a period ending fifteen (15) days after completion of the audited financial statements of the Business as of and for the period ending December 31, 2004; provided, however, that such survival period will under no circumstances extend beyond April 30, 2005, and shall thereafter be of no further force or effect, except that (i) the representations and warranties contained in Section 4.16 (Taxes) and 4.15 (Labor Matters) shall survive the Closing until the date thirty days following the expiration of any applicable statutes of limitations, (ii) the representations and warranties contained in Section 4.3 (Authorization), Section 4.5 (Title to Assets) and Section 4.8 (Title to Owned Real Property) shall survive the Closing for a period ending on the tenth anniversary thereof; (iii) any warranty as to which a claim (including a contingent claim) shall have been asserted in good faith during the applicable survival period shall continue in effect with respect to such claim until such claim only shall have been finally resolved or settled; and (iv) the representations and warranties contained in Section 5.9 (SEC Reports) shall not survive the Closing.

(b) The covenants and agreements of the Parties contained in this Agreement, including those set forth in ARTICLE VII and ARTICLE VIII, shall survive the Closing indefinitely, unless otherwise specified herein.

11.5 Liability Limits. Notwithstanding anything to the contrary set forth in this Agreement, each Party’s obligation to indemnify, defend and hold any Indemnified Party harmless shall be limited as follows:

(a) No amounts of indemnity shall be payable pursuant to Section 11.1 unless the amount of Loss suffered by Buyer Indemnified Party related to each individual claim exceeds €139,000 (unless the single occurrence giving rise to Seller’s liability is part of a series of occurrences of the same kind arising out of the same set of facts), and then, subject to the other limitations of this Agreement, to the full extent of such claim;

(b) No amounts of indemnity shall be payable pursuant to Section 11.1 unless and until, after taking into account the other limitations of this Section 11.5, Buyer Indemnified Parties shall have suffered indemnifiable Losses in excess of €300,000 in the aggregate, in which case Buyer Indemnified Parties shall be entitled to recover only such Losses in excess of such amount;

(c) In no event shall the aggregate amount of indemnity required to be paid by Seller to all Buyer Indemnified Parties exceed an amount equal to fifteen percent (15%) of the Purchase Price as adjusted pursuant to Section 3.2;

(d) The limitation amounts set forth in Sections 11.5(a), 11.5(b) and 11.5(c) shall not apply to (i) claims for Losses incurred by Buyer Indemnified Parties resulting from any fraud or willful misconduct of Seller in connection with this Agreement or the Seller Ancillary Documents, or (ii) any claims for indemnification relating to an Excluded Liability;

(e) For purposes of computing the aggregate amount of claims against Seller, the amount of each claim by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by Seller pursuant to Section 11.1 shall be limited to, the amount of Losses that remain after deducting therefrom (A) the amount, if any, of any accrued liability or reserve on the Financial Statements and specifically identified to such Loss or category of such Loss, (B) the amount of any accrued liability or reserve included in the calculation of the Net Working Capital and specifically identified to such Loss or category of such Loss (excluding any amounts considered under clause

(A)), (C) any third party insurance proceeds paid directly by a third party to Buyer or paid by Seller to Buyer following receipt of such proceeds from a third party and any indemnity, contributions or other similar payment payable by any third party with respect thereto, in each case only with respect to insurance policies in existence prior to the Closing and applicable to the Transferred Assets and (D) any net Tax benefit actually recognized by a Buyer Indemnified Party or any Affiliate thereof with respect to the Losses or items giving rise to such claim for indemnification; and

(f) In any claim for indemnification under this Agreement, no Indemnifying Party shall be required to indemnify any Indemnified Party for indirect, punitive, special, or consequential damages, nor for any loss of profit or revenue, any multiple of reduced cash flow, loss of tenants, lenders, investors or buyers incurred by such Indemnified Party; provided, however, that any of the foregoing damages shall be indemnifiable to the extent, and only to the extent, an Indemnified Party is obligated to pay any such damages as a result of a third party claim covered by Section 11.3(a).

11.6 Reasonable Steps to Mitigate. The Indemnified Party will take all reasonable steps to mitigate all Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at Law or equity, and will provide such evidence and documentation of the nature and extent of the Loss as may be reasonably requested by the Indemnifying Party. The Indemnified Party’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due under this ARTICLE XI, and the Indemnifying Party will reimburse the Indemnified Party for the Indemnified Party’s reasonable expenditures in undertaking the mitigation, together with interest thereon from the date of payment to the date of repayment at the Reference Rate.

11.7 Exclusive Remedies Following the Closing Date. Following the Closing Date, the provisions of this ARTICLE XI, Section 12.8 and Section 12.12 hereof set forth the exclusive rights and remedies of each Party to seek or obtain damages or any other remedy or relief whatsoever from any Party with respect to matters arising under or in connection with this Agreement and the Acquisition from and after the Closing Date; provided, however, that nothing herein shall limit in any way such Party’s remedies in respect of fraud by another Party arising in connection with this Agreement, or for breach of any ancillary agreement delivered in connection herewith that is to be performed after the Closing.

11.8 Environmental Remedies. Without limiting the generality of Section 11.7, each of Dresser and Buyer understands and agrees that its right to indemnification under Section 11.1 for breach of the representations and warranties contained in Section 4.17 and for Excluded Liabilities constituting Environmental Liabilities retained by Seller under Section 2.5(e) shall constitute the sole and exclusive remedy of Buyer and its Affiliates against the Seller Indemnified Parties with respect to any environmental, health, or safety matter relating to the past, current or future facilities, properties or operations of the Business, including any such matter arising under any Environmental, Health, and Safety Laws; provided that nothing herein shall limit in any way either Party’s remedies for breach of the EHS Agreement. Aside from such right to indemnification, each of Dresser and Buyer hereby waives any right, whether arising at Law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Seller, and hereby releases and holds harmless the Seller Indemnified Parties from any claim, demand or liability, with respect to any such environmental, health, or safety matter (including any arising under any Environmental, Health, and Safety Laws).

ARTICLE XII

MISCELLANEOUS

12.1 Fees and Expenses. Except as expressly provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Acquisition, except as follows:

(a) Seller will bear all of the costs and expenses of Seller (including legal fees and expenses, notary fees and related expenses) incurred in connection with the Contribution in Kind;

(b) Seller will bear all of the fees of KPMG incurred in connection with the Acquisition, whether incurred in connection with the audit of the Financial Statements identified in Section 4.10(a), the S-X Financials, or otherwise;

(c) Seller will reimburse Buyer and its Affiliates for all regulatory filing fees (and hence not to include any legal fees of Buyer or its Affiliates) incurred in connection with obtaining consents under applicable Competition Laws, not to exceed €300,000;

(d) Seller will reimburse Buyer for all fees and expenses of ENVIRON Corp. incurred in connection with its Phase I reviews at Rimini and Talamona prior to March 30, 2004 as well as any costs of removing the roof of the Talamona facility that may be required in connection with removing asbestos from such facility; provided, that such fees, costs and expenses shall not exceed €400,000 in the aggregate; and

(e) Seller will reimburse Buyer for up to €300,000 in payments made to key employees as incentive to remain employed by the Business in excess of six months following Closing.

12.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by any of the following methods: (i) personal delivery; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile, receipt confirmed; or (iv) by an internationally recognized overnight courier service. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):

If to Dresser or Buyer, to:

Dresser, Inc.

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

Attention: Frank Pittman

Telecopier: (972) 361-9883

with a copy to:

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4100

Denver, Colorado 80202

Attention: Richard Russo

Telecopier: (303) 296-5310

and to:

Bonelli Erede Pappalardo

Via Paisiello 39

00198 Rome, Italy

Attention: Roberto Cera

Telecopier: 39-06-8455-1201

and to:

Gianni, Origoni, Grippo & Partners

Via delle Quattro Fontane 20,

00184 Rome, Italy

Attn: Andrea Fedi

Telecopier: 39 06 487 1101

If to Seller, to:

Nuovo Pignone S.p.A.

Via Felice Matteucci, 2

50127 Florence, Italy

Attention: General Counsel

Telecopier: 39-05-5423-2399

with a copy to:

King & Spalding LLP

City Place House

55 Basinghall Street

London EC2V 5DU

United Kingdom

Attention: John L. Keffer

Telecopier: (44) (0)20 7551 7575

and to:

Janni, Magnocavallo, Fauda, Brescia e Associati

Via Brera, 6

20121 Milan, Italy

Attention: Massimiliano Ghetta

Telecopier: 39-02-8645-3785

Each such notice or communication shall be effective (x) if delivered personally by registered or certified mail, return receipt requested, or by internationally recognized overnight courier service, when delivered at the address specified in this Section 12.2 (or in accordance with the latest unrevoked direction from such party), and (y) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.2 (or in accordance with the latest unrevoked direction from such party), and confirmation is received.

12.3 Severability. If any term or other provision of this Agreement or any Ancillary Document is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement or the applicable Ancillary Document shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or the applicable Ancillary Document so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Acquisition be consummated as originally contemplated to the fullest extent possible.

12.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of Law, by any Party without the prior written consent of the other Party; provided, however, that Buyer may effect the assignment described under Section 2.14 without the consent of Seller.

12.5 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Dresser and Buyer, and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

12.6 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Italy (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

12.8 Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

12.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Party.

12.10 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time by written agreement of the Parties.

12.11 Disclosure Schedules. Certain agreements and other matters are listed in the Schedules for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required to be listed herein by the terms of this Agreement. In no event shall the listing of such agreements or other matters in the Schedules be deemed or interpreted to broaden or otherwise amplify Seller’s representations and warranties, covenants or agreements contained in this Agreement or in any Ancillary Document, and nothing in the Schedules shall influence the construction or interpretation of any of the representations and warranties contained in this Agreement or in any Ancillary Document. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or the Agreement. Furthermore, the disclosure of a particular item of information in the Schedules shall not be taken as an admission by Seller that such disclosure is required to be made under the terms of any of such representations and warranties. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to any other section in this Agreement if such disclosure specifically references such other section of this Agreement. The specification of any Euro amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

12.12 Dispute Resolution.

(a) Arbitration Scope. Any dispute, controversy, or claim of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement, the relationship of the parties, the obligations of the parties or the operations carried out under this Agreement, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination, or enforceability of this Agreement shall be settled through final and binding arbitration. Any and all of the arbitrators’ orders and decisions may be enforced if necessary by any court having jurisdiction. The award may be confirmed in, and judgment upon the award entered by, any court having jurisdiction.

(b) Institutional Arbitration. The arbitration shall be conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

(c) Number of Arbitrators. If the amount in dispute involves less than €5 million, exclusive of interest and costs, then the arbitration shall be conducted and finally settled by a sole arbitrator appointed by the International Chamber of Commerce. If the amount in controversy, exclusive of interest and costs, is €5 million or more, or if the amount in dispute is unknown, or if relief other than damages is sought, then the arbitration shall be conducted and finally settled by three (3) arbitrators appointed as follows: (i) each party shall appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as Chairman of the tribunal; (ii) if either party fails to appoint an arbitrator within 30 days of the receiving notice of the appointment of an arbitrator by the other party, such arbitrator shall at the request of that party be appointed by the Court of Arbitration of the International Chamber of Commerce; and (iii) if the two arbitrators to be appointed by the parties fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce. For purposes of this Section 12.12, Dresser and DEG shall be considered to be one party.

(d) Place of Arbitration. Unless otherwise agreed by all parties to the arbitration, the site of the arbitration under this Agreement shall be Milan, Italy.

(e) Language. The arbitration proceedings shall be conducted in the English language.

(f) Use of Courts. Notwithstanding anything to the contrary provided herein, any Party may apply to a court (i) for interim measures of protection or pre-award relief, and (ii) if and to the extent that any arbitral award rendered in the arbitration proceedings is or would be unenforceable.

(g) Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent by first class mail and facsimile to the parties at the addresses listed in Section 12.2 of this Agreement.

(h) Interpretation of “Material Adverse Effect”. In resolving any dispute regarding the meaning of the phrase “Material Adverse Effect” or in determining whether a “Material Adverse Effect” has occurred or would occur, the arbitrators (if such dispute is submitted to arbitration pursuant to Section 12.12) and the Parties shall apply the principles outlined by the Delaware Court of Chancery in IBP, Inc. v. Tyson Foods, Inc, provided that neither (i) any adverse change resulting from conditions affecting any nation’s economy generally, including such conditions related to the Business, nor (ii) any adverse change resulting from or relating to financial, banking or securities markets (including any disruption thereof and the decline in the price of any security or any market index) shall constitute a Material Adverse Effect.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:

NUOVO PIGNONE, S.p.A., a società per azioni organized and existing under the laws of Italy

By:	/s/ FERNANDO BERTONI
	Name:	Fernando Bertoni
	Title:	Atttorney-in-Fact

DRESSER:

DRESSER, INC., a Delaware corporation

By:	/s/ JOHN P. RYAN
	Name:	John P. Ryan
	Title:	Vice President

BUYER:

DEG ITALIA S.p.A., a società per azioni organized and existing under the laws of Italy

By:	/s/ SERGIO PASTORINO
	Name:	Sergio Pastorino
	Title:	Authorized Representative